UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2019

IMMUNIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Am Klopferspitz 19

82152 Martinsried

Germany

(Address of principal executive offices)

Registrant’s telephone number, including area code: 49 89 250079460

Vital Therapies, Inc.

15222-B Avenue of Science

San Diego, CA 92128

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	IMUX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☒ No ☐

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this Current Report on Form 8-K regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to development programs of Immunic, Inc. (“Immunic” or the “Company”) and the targeted diseases; the potential for IMU-838, IMU-935 and IMU-856 to safely and effectively target diseases; the nature, strategy and focus of the Company; the development and commercial potential of any product candidates of the Company; expectations regarding the capitalization, resources and ownership structure of the Company; and the executive and board structure of the Company. Immunic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by intellectual property of Immunic, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. Immunic disclaims any obligation except as required by law to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Item 1.01. Entry into a Material Definitive Agreement.

Sales Agreement

On July 17, 2019, Immunic entered into a Sales Agreement (the “Agreement”) with SVB Leerink LLC, as agent (“SVB Leerink”). Under the Agreement, the Company may offer and sell its common stock, par value $0.0001 per share, from time to time having an aggregate offering price of up to $40,000,000 (the “Shares”) during the term of the Agreement through SVB Leerink, acting as agent. The Company has filed a prospectus supplement relating to the offer and sale of the Shares pursuant to the Agreement. The Shares will be issued pursuant to the Company’s previously filed and effective Registration Statement on Form S-3 (File No. 333-225230), which was initially filed with the Securities and Exchange Commission on May 25, 2018, amended on June 8, 2018 and declared effective on June 13, 2018. The Company intends to use the net proceeds from the offering, if any, to continue to fund the ongoing clinical development of its product candidates and for other general corporate purposes, including funding existing and potential new clinical programs and product candidates.

The Company is not obligated to sell any Shares pursuant to the Agreement. Subject to the terms and conditions of the Agreement, SVB Leerink will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of The Nasdaq Capital Market (“Nasdaq”), to sell Shares from time to time based upon the Company’s instructions, including any price, time or size limits or other customary parameters or conditions the Company may impose.

Under the Agreement, SVB Leerink may sell Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, and the rules and regulations thereunder, including, without limitation, sales made directly on or through Nasdaq, on or through any other existing trading market for the Shares or to or through a market maker. If expressly authorized by the Company, SVB Leerink may also sell Shares in negotiated transactions.

The Agreement will terminate upon the earlier of (i) the issuance and sale of all of the Shares through SVB Leerink on the terms and subject to the conditions set forth in the Agreement or (ii) termination of the Agreement as otherwise permitted thereby. The Agreement may be terminated at any time by either party upon ten days’ prior notice, or by SVB Leerink at any time in certain circumstances, including the occurrence of a material adverse effect on the Company.

The Company has agreed to pay SVB Leerink a commission equal to 3.0% of the gross proceeds from the sales of Shares pursuant to the Agreement and has agreed to provide SVB Leerink with customary indemnification and contribution rights.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. The Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Agreement and in the context of the specific relationship between the parties. The provisions of the Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

The opinion of the Company’s counsel regarding the validity of the Shares that may be issued pursuant to the Agreement is filed herewith as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy Shares, nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 17, 2019, the Company filed an amended and restated certificate of incorporation (the “Certificate”) with the Secretary of State of the State of Delaware. The Certificate amended and restated the Company’s certificate of incorporation to, among other things: (i) eliminate the requirements that changes to the number of directors, the calling of a special meeting and affiliate transactions be approved by at least 75% of all directors, providing instead for majority approval; (ii) eliminate the requirements that removal of directors, changes to the bylaws, certain changes to the Certificate and certain transactions be approved by at least 75% of the voting power of outstanding common stock, providing instead for majority approval; and (iii) implement a number of clarifications, stylistic revisions and incorporation of prior amendments in order to improve the organization and clarity of the Certificate.

The foregoing description of the Certificate does not purport to be complete and is qualified in its entirety by reference to the Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On July 16, 2019, the Board of Directors of the Company (the “Board”) approved an amendment and restatement of the Company’s bylaws (the “Bylaws”). The Board amended and restated the Bylaws to, among other things: (i) reflect the Company’s name change from Vital Therapies, Inc. to Immunic, Inc.; (ii) eliminate the concept of a lead director; (iii) eliminate the requirement that Company officers give a bond or other security for performance of their duties; and (iv) implement a number of clarifications in order to improve the organization and clarity of the Bylaws.

The foregoing description of the Bylaws does not purport to be complete and is qualified in its entirety by reference to the Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01	Other Events.

Recent Developments

On April 12, 2019, the Company (formerly known as Vital Therapies, Inc.) completed an exchange transaction with Immunic AG in accordance with the terms of an Exchange Agreement, dated as of January 6, 2019 (the “Exchange Agreement”), between the Company, Immunic AG and the former shareholders of Immunic AG party thereto. Pursuant to the terms of the Exchange Agreement, the holders of ordinary shares of Immunic AG exchanged all of their shares for shares of our common stock (the “Exchange”), resulting in Immunic AG becoming the Company’s wholly-owned subsidiary. Immediately prior to the Exchange, the Company effected a 40-for-1 reverse split of its outstanding common stock (the “Reverse Stock Split”). Immediately following the Exchange, the Company changed its name to Immunic, Inc. and the business of Immunic AG became the Company’s business. In connection with the closing of the Exchange, the Company’s stock began trading on The Nasdaq Capital Market under the symbol “IMUX” on April 15, 2019.

Prior to and in connection with the Exchange, Immunic AG issued, in a private placement transaction, an aggregate of 129,744 ordinary shares to certain of its shareholders for aggregate consideration of approximately €26.7 million (approximately $30 million), pursuant to the terms of an Investment and Subscription Agreement, dated as of January 6, 2019, between Immunic AG and the shareholders and investors party thereto.

On May 12, 2015, the Company (then known as Vital Therapies, Inc.) entered into a Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. (the “Prior Sales Agreement”), providing for the issuance and sale of up $75,000,000 of the Company’s common stock. On July 9, 2019, the Company terminated the Prior Sales Agreement, effective July 19, 2019.

Material Agreements

Daiichi Option and License Agreement

In November 2018, Immunic AG and Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) in Tokyo, Japan, entered into an option and license agreement (the “Daiichi License Agreement”). Under the Daiichi License Agreement, Immunic AG has the right to commercialize IMU-856, a drug candidate targeting the intestinal barrier function (“IMU-856”), in all countries, and has the exclusive option to execute an exclusive worldwide license during an option period determined by reference to specified clinical milestones (the “Option Period”). Immunic AG is permitted to sublicense its rights under the Daiichi License Agreement, subject to Daiichi Sankyo’s approval. Daiichi Sankyo received an upfront payment in connection with the Daiichi License Agreement, and is also entitled to (i) certain option exercise payments, (ii) milestone payments contingent upon select regulatory developments, (iii) sales milestone payments upon the achievement of specified annual net sales thresholds, and (iv) a royalty on net sales of IMU-856.

Pursuant to the Daiichi License Agreement, Immunic AG and Daiichi Sankyo formed a joint steering committee to monitor and review the parties’ activities during the Option Period and review the development plan formulated by the parties.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Daiichi License Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

4SC AG Asset Purchase Agreement

In May 2016, Immunic AG entered into an asset purchase agreement (the “4SC Agreement”) with 4SC AG (“4SC”) pursuant to which Immunic AG acquired an option to purchase certain assets, including patents and patent applications, trademarks and know-how related to select compounds aimed at treating cancer and autoimmune diseases (the “4SC Assets”). 4SC is entitled to certain upfront payments, milestone payments and a royalty on net sales of select compounds under the 4SC Agreement. 4SC is also entitled to certain payments upon a change of control, merger or similar transaction by Immunic AG. In September 2016, Immunic AG exercised its option to purchase the 4SC Assets.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the 4SC Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Indemnification Agreements

Each of the Company’s directors and officers has entered into the Company’s standard form of indemnification agreement, which is attached as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Employment Agreements

Vitt Employment Agreement

In 2016, Immunic AG entered into an employment agreement with Dr. Daniel Vitt, the President and Chief Executive Officer of the Company (the “Vitt Employment Agreement”). The Vitt Employment Agreement has a three year term, subject to extension in Immunic AG’s discretion, and provides for (i) a fixed annual salary of €215,000, and (ii) additional compensation of up to €30,000, subject to achievement of certain performance targets. Both components of Dr. Vitt’s compensation are reviewed annually by Immunic AG and may be modified based on his performance and the performance of Immunic AG. Pursuant to the Vitt Employment Agreement, Dr. Vitt is also entitled to reimbursement of certain expenses, insurance coverage and certain other customary benefits.

Upon termination of his employment upon a change in control of Immunic AG, Dr. Vitt is entitled to severance in an amount equal the total compensation that he would have received until the expiration of the Vitt Employment Agreement, subject to certain exceptions and adjustments.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Vitt Employment Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Gröppel Employment Agreement

In 2016, Immunic AG entered into an employment agreement with Dr. Manfred Gröppel, Chief Operating Officer of the Company (the “Gröppel Employment Agreement”). The Gröppel Employment Agreement has an initial term until August 31, 2019, subject to extension in Immunic AG’s discretion, and provides for (i) a fixed annual salary of €150,000, and (ii) additional compensation of up to €24,000, subject to achievement of certain performance targets. Both components of Dr. Gröppel’s compensation are reviewed annually by Immunic AG and may be modified based on his performance and the performance of Immunic AG. Pursuant to the Gröppel Employment Agreement, Dr. Gröppel is also entitled to reimbursement of certain expenses, insurance coverage and certain other customary benefits.

Upon termination of his employment upon a change in control of Immunic AG, Dr. Gröppel is entitled to severance in an amount equal the total compensation that he would have received until the expiration of the Gröppel Employment Agreement, subject to certain exceptions and adjustments.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Gröppel Employment Agreement, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

IMMUNIC BUSINESS

Overview

Immunic is a clinical-stage biopharmaceutical company focused on the development of selective oral therapies in immunology with the goal of becoming a leader in treatments for chronic inflammatory and autoimmune diseases. Immunic’s main operations are in Planegg-Martinsried near Munich, Germany. Immunic currently has 18 employees.

Strategy

Immunic is currently pursuing three development programs. These include the IMU-838 program, focused on the development of oral formulations of small molecule inhibitors of dihydroorotate dehydrogenase, or DHODH; the IMU-935 program focused on an inverse agonist of RORgt, an immune cell-specific isoform of RORg (retinoic acid receptor-related orphan nuclear receptor gamma), and the IMU-856 program, involving the development of a drug targeting the restoration of intestinal barrier function. These product candidates are being developed to address diseases such as relapsing-remitting multiple sclerosis, or RRMS, ulcerative colitis, or UC, Crohn’s disease, or CD, and psoriasis. In addition to these large markets, Immunic’s products are also being developed to address certain rare diseases with high unmet medical needs, such as primary sclerosing cholangitis, or PSC.

The following table summarizes the potential indications, clinical targets and clinical development status of Immunic’s three product candidates:

*	IST: Investigator-Sponsored Trial

Immunic’s most advanced drug candidate, IMU-838, targets DHODH, a key enzyme in the intracellular metabolism of immune cells in the body. IMU-838’s lead indications are RRMS and inflammatory bowel disease, or IBD, where the drug candidate is currently being studied in Phase 2b trials, EMPhASIS and CALDOSE-1. An investigator-sponsored proof-of-concept clinical trial for IMU-838 in PSC is ongoing at the Mayo Clinic. If approved, Immunic believes that IMU-838 has the potential to be a first-in-class DHODH inhibitor in IBD and a best-in-class DHODH inhibitor in RRMS. DHODH represents a proven target for drug development, with other DHODH inhibitors (e.g. Aubagio®, Sanofi) available commercially for the treatment of conditions outside of IBD, such as multiple sclerosis, or MS. In addition, prior clinical data with IMU-838 in rheumatoid arthritis, or RA. has resulted in a good understanding of the safety profile of the drug at doses consistent with those currently under evaluation for the treatment of RRMS and IBD.

Immunic’s second drug candidate, IMU-935, is a highly potent and selective inverse agonist of a transcription factor called RORgt with additional activity on DHODH. Immunic believes that the nuclear receptor RORgt is the main driver for the differentiation of Th17 cells and the expression of cytokines involved in various inflammatory and autoimmune diseases. Immunic believes this target is an attractive alternative to approved antibodies for targets such as IL-23, IL-17 receptor and IL-17 itself. Immunic has observed strong cytokine inhibition targeting both Th1 and Th17 responses in preclinical testing, as well as indications of activity in animal models for psoriasis and IBD. Preclinical experiments indicated that, while leading to a potent inhibition of Th17 differentiation and cytokine secretion, IMU-935 did not affect thymocyte maturation. Based on these preclinical data, Immunic believes that IMU-935 has potential as a best-in-class therapy for various autoimmune diseases.

Immunic’s third program, IMU-856, is a small molecule inhibitor that targets a protein that serves as a transcriptional regulator of intestinal barrier function. Based on preclinical data, Immunic believes this compound represents a new and potentially disruptive approach for the treatment of gastrointestinal, or GI, disorders by potentially restoring the intestinal barrier function while maintaining immunocompetency.

Acquisition History

Immunic acquired IMU-838 and IMU-935 in September 2016 from 4SC AG, a publicly traded company based near Munich, Germany, through full asset acquisitions. Immunic’s rights to IMU-856 are secured pursuant to a license and option agreement with Daiichi Sankyo Company, Limited, or Daiichi Sankyo, in Tokyo, Japan. Immunic and Daiichi Sankyo are currently conducting Phase 1-enabling studies, including Good Laboratory Practice, or GLP, toxicology studies in rats and monkeys. Immunic has the exclusive option to execute an exclusive worldwide license to this development project at the time of starting Phase 1, in return for payment of an upfront licensing fee and further development, approval and sales milestone payments as well as royalties.

Commercialization Strategy

Immunic’s products are being developed with the aim of delivering proof-of-efficacy in state-of-the-art clinical trials with multiple compounds in multiple indications. Subsequent pivotal trials may be conducted by Immunic alone or with a potential future partner.

Immunic expects to continue to lead most of its research and development activities from its Planegg-Martinsried location, where a dedicated scientific, regulatory, clinical and medical team is available. Due to this team’s key relationships with local service providers, Immunic anticipates that this will result in timely, cost-effective execution of Immunic’s development programs. In addition, Immunic intends to use its subsidiary in Melbourne, Australia to expedite the early clinical trials for IMU-935 and IMU-856.

Immunic also conducts preclinical work in Halle/Saale, Germany through a collaboration with the Fraunhofer Institute.

Leadership

Immunic is led by a team of dedicated and committed experienced professionals with an entrepreneurial spirit and track record of successful licensing transactions in the healthcare industry worldwide (EU, the United States and Asia). The team brings together more than 70 years of leadership experience in the pharmaceutical industry with a strong scientific background and sound knowledge in drug discovery, product development, chemistry, manufacturing and controls processes, intellectual property, clinical trial design, health economics and market access, capital markets, regulatory affairs and project valuation. Immunic’s team members are inventors on project-related patents and have successfully published project-related scientific publications.

Product Candidates

IMU-838

IMU-838 is a small molecule investigational drug (vidofludimus calcium) under development as an oral tablet formulation for the treatment of RRMS, IBD and other chronic inflammatory and autoimmune diseases. By inhibiting DHODH, a key enzyme of pyrimidine de novo biosynthesis, metabolically activated T and B immune cells experience metabolic stress, and the release of Th1 and Th17 key cytokines including IL-17A, IL-17F and IFNg is inhibited, thereby reducing the inflammation associated with IBD. In preclinical studies of vidofludimus, the active ingredient of IMU-838, apoptosis (or programmed cell death) was induced in activated T cells, which Immunic believes may also play a crucial role in the activity of the drug in IBD by further dampening the inflammatory response. Immunic believes that a key advantage of DHODH inhibition in general is that the sensitivity of specific immune cells to DHODH inhibition correlates with their intracellular metabolic activation state, and therefore may not negatively impact “normal” bone marrow cells. In animal studies of IMU-838, animals treated with large doses of the active moiety of IMU-838 were shown to lack detrimental effects on bone marrow, supporting the lack of an unspecific anti-proliferative effect regularly seen with many traditional immunomodulators.

Based on the selectivity toward metabolically activated cells (with a high need for ribonucleic acid, or RNA, and deoxyribonucleic acid, or DNA, production), DHODH inhibition also leads to a direct antiviral effect, which has been demonstrated in various virus infected cells, such as influenza virus infections, cytomegalovirus infections and even hemorrhagic fever-causing viruses, such as Lassa virus. Treatment with IMU-838 may avoid virus reactivation, one of the major drawbacks of the long-term use of traditional immunomodulators in IBD patients.

Efficacy of vidofludimus, the active moiety and free acid form of IMU-838, has been demonstrated in several animal disease models for IBD, as well as systemic lupus erythematosus and transplant rejection.

Initial clinical trials were conducted by 4SC using a free acid formulation of the active moiety of IMU-838, vidofludimus, and an amorphous material. In total, 4SC’s clinical trial data encompasses more than 250 patients treated with the active moiety, helping generate a safety database to encourage further development of IMU-838. 4SC conducted a Phase 2 double-blinded, randomized, placebo-controlled study in patients with RA (the COMPONENT trial), where it was observed that there was no increased rate of infections in the vidofludimus arm versus the placebo arm. In addition, 4SC conducted a small single-arm, open-label, uncontrolled Phase 2a study in corticosteroid-dependent IBD patients. In this study, following steroid tapering during 12-week treatment with vidofludimus, approximately 50% of IBD patients were able to discontinue steroids completely and an additional approximately 35% of patients were able to significantly reduce their daily steroid dose below their previous personal threshold dose.

After the consummation of the asset acquisition from 4SC described above in “Overview—Acquisition History,” Immunic developed and patented a new specific polymorph of the calcium salt formulation of vidofludimus, IMU-838, which Immunic believes exhibits improved physicochemical and pharmacokinetic properties.

Immunic has used and continues to use its IMU-838 formulation in its drug development activities. In 2017, Immunic completed two Phase 1 studies of single or repeated once-daily doses of IMU-838 in healthy volunteers, where Immunic observed results supporting tolerability of repeated daily dosing of up to 50 mg of IMU-838. A Phase 2b study in patients with UC is currently ongoing, with enrollment initiated in April 2018. A second Phase 2b study in patients with RRMS is also ongoing, with enrollment initiated in February 2019. A third Phase 2b trial in patients with CD is expected to start in the second half of 2019.

Indication: Ulcerative Colitis

Diagnosis and Prevalence

UC is a chronic inflammatory disease characterized by diffuse inflammation of the mucosa of the colon and rectum. The hallmark clinical symptoms of UC are diarrhea and bloody stool, and its clinical course is marked by exacerbations and remissions, which may occur spontaneously or in response to treatment changes or intercurrent illnesses.

UC is most commonly diagnosed in late adolescence or early adulthood, but it can occur at any age. According to Burisch/Munkholm (2015), the occurrence of UC worldwide has increased over the past few years, particularly in Latin America, Asia and Eastern Europe. Recent estimates note that there are more than 700,000 patients affected by UC in the United States, as well as 1.5 million in Europe (Understanding Ulcerative Colitis, available at https://www.crohnsandcolitis.com/ulcerative-colitis (last accessed July 16, 2019); Burisch, et al. The burden of inflammatory bowel disease in Europe. J Crohns Colitis. (2013 May)) and more than 100,000 in Canada (Rocchi, et al. Inflammatory bowel disease: a Canadian burden of illness review. Can J Gastroenterol. (2012 Nov)). UC is almost equally distributed between genders (Kappelman, et al. The prevalence and geographic distribution of CD and UC in the United States. Clin Gastroenterol Hepatol. (2007)).

Current Treatment Options

The severity and extent of UC are characterized based on clinical and endoscopic findings. Treatment approach often depends on disease severity and typically follows a stepwise treatment regimen. Patients with mild disease may initially receive aminosalicylates or non-systemic steroids such as budesonide. Patients with moderate to severe disease activity may receive traditional immunomodulators (such as azathioprine or 6-mercaptopurine), steroids (such as prednisone) or selective immunomodulators (such as tofacitinib). If patients fail to respond to these therapies, treatment may be escalated to the use of biologics. The most common category of biologics used to treat UC includes anti-tumor necrosis factor-alpha (TNFα) antibody drugs, such as infliximab or adalimumab. New biologic options are alpha-4-beta-7 (α4ß7) integrin-specific antibodies, such as vedolizumab. All biologics currently used to treat UC are injectables. Biologics are usually the most expensive treatment option and reserved for patients who have failed other therapies.

Treatment of UC is differentiated between induction treatment (during periods of disease symptoms or following relapse) and maintenance treatment (often a long-term treatment to keep a patient relapse-free). Since many UC patients fail to respond to treatments, cease to respond to their treatments or develop unacceptable side effects, there is a need for safe and effective treatments for UC with novel mechanisms. Additionally, patients prefer the convenience of oral treatments over injections. For some of the currently available oral immunomodulators or those in clinical testing, a higher rate of infections (particularly virus re-activations) have been reported versus placebo control, which can be a medically significant event for patients.

IMU-838 is being developed to be a new treatment option for patients with moderate to severe UC who have failed current therapies and are now candidates for therapy with biologics.

Competition

The field of IBD, including UC, is highly competitive. Immunic’s competitors in the United States and elsewhere include major pharmaceutical, biotechnology and biosimilar manufacturers. Some of these competitors may have more extensive research and development, regulatory compliance, manufacturing, marketing and sales capabilities than Immunic. Many competitors also have significantly greater financial resources. These companies may succeed in developing products that are more effective or more economical than any of Immunic’s product candidates and may also be more successful than Immunic in manufacturing, developing and registering products. In addition, technological advances or different approaches developed by one or more of Immunic’s competitors may render Immunic’s products obsolete, less effective or uneconomical.

Currently there are several new oral treatment options for UC patients in advanced clinical development. Most of them fall into one of two categories: S1P agonists, such as ozanimod or etrasimod, or JAK inhibitors, such as upadacitinib or filgotinib. Some of these drug candidates may be approved by regulatory authorities for commercial use before IMU-838 may receive approval. However, depending on the results of future clinical trials, Immunic believes that IMU-838 has the potential to demonstrate medically important advantages compared with other treatments, particularly for long-term therapy in UC patients, due to the selectivity of DHODH targeting of metabolically activated lymphocytes, the absence of general detrimental effects on bone marrow and the direct antiviral activity.

Clinical Development Plan and Ongoing Studies

Immunic has prepared a clinical development plan for IBD, including UC, in collaboration with a group of well-known and experienced physicians from North America and Europe. Immunic also sought regulatory advice on its development program from the U.S. Food and Drug Administration, or FDA, and BfArM (Bundesinstitut für Arzneimittel und Medizinprodukte, the drug regulatory agency in Germany), before commencing its development program. During a pre-investigational new drug application, or IND, meeting with the FDA in June 2017, Immunic and the FDA agreed on a development program for IMU-838 that started with a dose-finding trial in UC patients which consisted of a placebo group and three active dose groups, including a low dose to establish the lowest effective dose of IMU-838. At the request of Immunic, the FDA agreed that an interim dose-finding analysis of CALDOSE-1, the Phase 2b trial of IMU-838 in UC, could be performed in order to establish whether the lowest dose(s) were potentially ineffective. Based on this analysis, the potentially ineffective dose(s) may be discontinued, enabling the study to continue with fewer active dose groups, which may enable Immunic to complete enrollment in the trial more efficiently. A Phase 2 study of IMU-838 in CD could then begin following such interim dosing analysis of the UC study. Additionally, the FDA and Immunic agreed on safety monitoring, the definition of adverse events of special interest and study endpoints. Based on those discussions, Immunic initiated CALDOSE-1 in April 2018 and is currently ongoing.

Phase 2b Study in UC (CALDOSE-1)

The CALDOSE-1 study is a Phase 2b, dose-finding, multicenter, double-blind, placebo-controlled study including a blinded induction and maintenance phase, with double randomization (initial randomization for induction and second randomization for maintenance). The study also includes an option for an open-label treatment extension for patients discontinuing from or completing blinded treatment. The primary endpoint of the study consists of a patient-reported outcome and an endoscopy-assessed outcome, both assessed following 10 weeks of induction treatment comparing IMU-838 to placebo.

CALDOSE-1 is being conducted in approximately 85 study centers throughout nine countries (including the United States and countries in Western, Central and Eastern Europe). Immunic has an active IND for IMU-838 in UC from the FDA and the study is currently enrolling subjects in the United States and other countries.

Enrollment in the study also includes a central, blinded and independent assessment of endoscopy at screening to confirm patient eligibility. Immunic believes that it has taken prudent steps to ensure that the study is conducted in a manner that is consistent with the study protocol in all countries in which the study is being conducted, even though such countries have varying healthcare systems and practices.

A total of approximately 200 patients are planned to be randomized in CALDOSE-1. The first patient was enrolled in April 2018 and enrollment is anticipated to conclude during the second half of 2020. Immunic expects to receive unblinded top-line results in the first quarter of 2021.

As outlined above, an interim dosing analysis is scheduled to be performed in 2019 with the aim of potentially eliminating an ineffective dose group (such as the lowest active dose group) or a poorly-tolerated dose of IMU-838, and to continue the study in a more efficient manner using appropriate dose groups. This analysis will be done by an unblinded data review committee. Immunic will not receive general unblinded data. The interim dosing analysis is not designed to be a futility analysis nor will the primary endpoint of the study be tested statistically. The unblinded data review committee will be asked to make a targeted recommendation regarding the discontinuation of a dose group or dose groups.

Indication: Crohn’s Disease

Diagnosis and Prevalence

CD is an idiopathic chronic inflammatory disease of unknown etiology with genetic, immunologic and environmental influences. Like UC, it is one of the major diseases that are generally characterized as IBD. Both UC and CD are caused by chronic inflammation in the GI tract, but CD can involve the entire GI tract, from the mouth to the anus (but it most commonly involves both the large and small intestines), whereas UC is restricted to the colon and rectum. Distinguishing CD from UC can be challenging when inflammation is confined to the colon. CD typically involves all layers of the bowel wall, thereby causing complications such as abscesses, strictures and fistulas that regularly require surgical intervention.

Hallmark clinical symptoms of CD are chronic diarrhea and abdominal pain. However, the diagnosing physician needs to evaluate laboratory tests, endoscopy results, pathology findings and radiographic tests to arrive at a clinical diagnosis of CD. In general, it is the presence of chronic intestinal inflammation that leads to a diagnosis of CD.

CD is most commonly diagnosed in late adolescence or early adulthood, but it can manifest at any age. According to recent data and literature reviews on the incidence of CD (Kappelman 2007; Burisch 2013; Rocchi 2012; Understanding Crohn’s Disease, available at https://www.crohnsandcolitis.com/crohns (last accessed July 16, 2019), there are more than 600,000 patients affected by CD in the United States as well as 1.1 million in Europe and more than 125,000 in Canada. CD is slightly more prevalent in women than in men.

Current Treatment Options

Treatment of CD is similar to treatment of UC. However, some of the therapies available for UC (such as tofacitinib) have shown no or less activity in CD. Conversely, and based on the treatment needs of patients with CD, some drugs have been primarily developed for CD. One such example is the biologic ustekinumab, an antibody directed against interleukin 12 and interleukin 23. There are now also some approved treatments, such as alofisel, that target the specific structural complications of CD, including fistulas.

Competition

Most oral drugs currently in clinical development are traditionally developed for both UC and CD. Thus, the main competitive factors discussed above under “—Product Candidates—IMU-838—Indication: Ulcerative Colitis—Competition” also apply with respect to CD. Immunic considers CD to be a very competitive field.

Leflunomide is used off-label in patients with CD and has shown an initial suggestion of the value of DHODH inhibition in this patient population. In two small investigator trials of leflunomide in CD patients, investigators observed DHODH inhibitor activity in the treatment of moderate to severe CD in patients who have failed or are intolerant to traditional immunomodulator therapy. However, the side effect profile of leflunomide included diarrhea. The prescribing information for teriflunomide, a compound related to leflunomide and approved for patients with MS, lists a 15-18% rate of diarrhea, which makes it one of the most prevalent side effects of this DHODH inhibitor. Immunic believes that despite the findings of efficacy for leflunomide in the investigator trials in CD patients, the side effect profile makes it unlikely that this type of DHODH inhibitor can be developed in the indication of IBD, and particularly in CD.

Current Development Plan and Ongoing Studies

Immunic is also developing IMU-838 for the treatment of CD. During its discussions with the FDA, Immunic and the FDA reached agreement that the Phase 2b study of IMU-838 in CD could commence when the interim dosing analysis for the Phase 2b CALDOSE-1 study in UC had been completed. This would also allow Immunic to execute its Phase 2b study of IMU-838 in CD with the likely two remaining active dose groups from CALDOSE-1 and placebo, thereby potentially allowing more efficient recruitment into this trial. Immunic had also received additional written advice from the FDA regarding patient-reported outcomes to be used in this Phase 2b trial, called CALDOSE-2. CALDOSE-2 is expected to initiate during the second half of 2019.

Phase 2b Study in Crohn’s Disease (CALDOSE-2)

CALDOSE-2 is a Phase 2b, dose-finding, multicenter, double-blind, placebo-controlled, randomized, parallel-group trial with randomization of CD patients into the active dosing arms that are determined based on the interim dosing analysis of the UC study, or placebo. The interim dosing analysis of the UC study is described under “—Product Candidates—IMU-838—Indication: Ulcerative Colitis—Clinical Development Plan and Ongoing Studies”. The blinded study period will include a 14-week induction treatment phase and an extended blinded treatment phase of an additional 24 weeks, with an option for an open-label treatment extension for patients discontinuing or completing blinded treatment. Approximately 260 patients are planned to be randomized for this study and approximately 75 to 95 centers in up to 13 countries are expected to participate. For operational and financial synergies, the service providers, systems and performing study centers from CALDOSE-1 study in UC patients will also be used in this trial.

This study will again include study sites in the United States and countries in Western, Central and Eastern Europe. Immunic plans to submit an IND to the FDA, as well as pursue comparable submissions in Europe to conduct the trial.

The primary endpoint of CALDOSE-2 is a patient-reported outcome endpoint of symptomatic remission and the key secondary endpoint is an endoscopy-based assessment, both evaluated after 14 weeks of treatment. Study enrollment also includes a central, blinded and independent assessment of endoscopy at screening to confirm patient eligibility.

Immunic expects patient enrollment to begin in the second half of 2019 and to last for approximately 20 months.

Indication: Multiple Sclerosis

Diagnosis and Prevalence

MS is an autoimmune disease that affects the brain, spinal cord and optic nerve. In MS, myelin, the coating that protects the nerves, is attacked by immune cells and damaged. Thus, MS is considered an immune-mediated demyelinating disease of the central nervous system, or CNS. MS is a progressive disease which, without effective treatment, leads to severe disability. Immunic is developing IMU-838 for the treatment of RRMS, the most common form of MS. Approximately 85% of patients with MS are expected to develop RRMS, with some of these patients later developing other and more severe forms of the disease. RRMS is characterized by clearly defined attacks of new or increasing neurologic symptoms. These relapses are followed by periods of remissions, or partial or complete recovery. During remissions, all symptoms may disappear, or some symptoms may continue and become permanent.

MS is a disease with unpredictable symptoms that can vary widely. Common early signs of MS include vision problems, tingling and numbness or other unspecific neurological symptoms. Diagnosis of MS is confirmed via blood tests and a spinal tap, in which a small sample of fluid is removed from the spinal cord. However, most important for diagnosis are characteristic CNS lesions found using magnetic resonance imaging, or MRI.

According to Wallin et al. (2019), MS affects more than 700,000 people in the United States, and more than 2.2 million people worldwide. The disease has a large economic impact as it affects mainly young adults in the prime working age, although MS can occur in children and in adults. MS is at least two to three times more common in women than in men.

Current Treatment Options

There are currently two main types of treatment for RRMS. Some therapies, such as short-term corticosteroid medications, are used for treating relapses of MS symptoms. Other approaches are used as long-term treatments to reduce the number of relapses. The latter are referred to as disease-modifying therapies. Immunic intends to develop IMU-838 as a disease-modifying therapy for RRMS.

The main first-line treatment options for RRMS patients are beta interferons (either as interferon beta-1a or interferon beta-1b) or glatiramer acetate, all of which are given by injection. For patients requiring more advanced treatment options, there are now several oral medications (such as dimethyl fumarate, fingolimod and cladribine) and biologics (such as natalizumab and alemtuzumab) approved for commercial use in MS in various countries.

In 2012, teriflunomide, an orally available DHODH inhibitor, was approved by the FDA for the treatment of patients with RRMS. Teriflunomide had shown efficacy across key measures of MS disease activity, including reducing relapses, slowing the progression of physical disability, and reducing the number of brain lesions as detected by MRI. Global sales of teriflunomide in 2017 and 2018 (Aubagio®) were approximately $1.8 billion each year.

Clinical data of teriflunomide indicates that the use of DHODH inhibition may be an effective treatment for RRMS. However, teriflunomide’s adverse effects include diarrhea in 13-14% of patients, hair loss (alopecia) in 10-13% of patients, and neutropenia in 4-6% of patients. Leflunomide (and its active metabolite, teriflunomide) is also known to show several off-target effects at therapeutically relevant concentrations, including inhibition of kinases such as epidermal growth factor receptor tyrosine kinase. In contrast, the active moiety of IMU-838 has not yet been shown to be an inhibitor of kinases at doses of up to 300 µM, a concentration largely exceeding the blood concentrations for doses of IMU-838 currently tested in Phase 2 studies. Immunic also has not observed any increased rates of diarrhea, alopecia or neutropenia in its clinical trials to date. The median blood half-life of teriflunomide in RRMS patients was estimated to be 18 and 19 days after repeated daily doses. This long half-life may lead to the need for accelerated elimination with cholestyramine when a patient requires quick drug discontinuation (for example, for change of therapies or when a patient becomes pregnant). In Phase 1 studies, IMU-838 had a blood half-life of 30-40 hours, allowing quick elimination of the drug at a required treatment discontinuation. Based on these differences between teriflunomide and IMU-838, and depending on the results of future clinical trials, Immunic believes that IMU-838 has the potential to demonstrate medically important advantages compares with teriflunomide, particularly for a drug class that is potentially intended for long-term therapy in RRMS patients.

Competition

Ozanimod is an investigational, oral, selective sphingosine 1-phosphate, or S1P, receptor modulator that has been tested by Celgene in two Phase 3 clinical trials in RRMS. Both trials evaluated the efficacy and safety of ozanimod versus interferon beta-1a in patients with RRMS and demonstrated an advantage in annualized relapse rate. In early 2018, Celgene received an FDA-issued Refusal to File letter regarding insufficient data for ozanimod. Celgene announced its intention to re-submit its NDA in 2019. Immunic expects that regulatory approval for ozanimod as an additional oral treatment option in RRMS patients may occur in 2020.

Many drugs approved for patients with RRMS have reported a rare and often lethal viral disease of the brain called progressive multifocal leukoencephalopathy, or PML. Many disease-modifying therapies alter how the immune system functions, including its ability to effectively fight viral infections. As a result, people who take these therapies are at higher risk for John Cunningham virus infection or re-activation, which is believed to be the cause of PML. To date, occurrences of PML have been reported in individuals with RRMS treated with natalizumab, dimethyl fumarate and fingolimod. No case of PML has yet been reported for the DHODH inhibitor teriflunomide, which has been one of the key differentiates teriflunomide from other disease-modifying therapies in RRMS. The active moiety of IMU-838 has also shown direct antiviral effects in several models of virus-infected cells, which Immunic believes is caused by DHODH inhibition. Subject to further clinical trials, Immunic believes that this “class effect” of the DHODH inhibitors can be an important potential differentiator against other drug classes in RRMS.

Current Development Plan and Ongoing Studies

Immunic is developing IMU-838 for use in RRMS. The Phase 2 clinical trial design in RRMS depends on well-established MRI endpoints (i.e., the difference between 45 mg/day IMU-838 and placebo in the cumulative number of combined unique active MRI lesions up to week 24). Additionally, Immunic, in consultation with experts, analyzed and incorporated the Phase 2 study results for teriflunomide in connection with its study design and statistical assumptions. Immunic has not yet obtained formal regulatory advice for the Phase 2 study of IMU-838 in RRMS.

Phase 2b Study of IMU-838 in RRMS (EMPhASIS)

EMPhASIS is a Phase 2 dose-finding, multicenter, double-blind, placebo-controlled, randomized, parallel-group trial to assess the efficacy and safety of IMU-838 in patients with RRMS and evidence of active disease. The trial consists of a blinded 24-week main treatment period, during which five MRI examinations will be performed. The primary endpoint of this study is the cumulative number of combined unique active MRI lesions up to week 24. Patients discontinuing or completing the blinded treatment phase have an option to enroll in a long-term open-label extended treatment.

The study is being performed in approximately 200 patients at about 40 study centers in four countries in Central and Eastern Europe. Patient enrollment commenced in February 2019 and is planned to continue for approximately 18 months. Patient recruitment is expected to be completed in the first half of 2020 and Immunic expects to report unblinded top-line data in the third quarter of 2020.

Other Studies

Immunic is also exploring the use of IMU-838 in orphan diseases that may allow an accelerated path to the commercialization of IMU-838. Immunic is investigating such orphan diseases in conjunction with investigators that are interested in performing feasibility studies in certain rare conditions.

PSC is a rare liver disease in which the bile ducts in the liver become inflamed, narrow and prevent bile from flowing properly. According to Toy et al. (2011), PSC has a prevalence of approximately 4.15 per 100,000 in the United States. The exact cause and disease mechanism of PSC are still unknown, but an autoimmune mechanism may play a role. According to Singh et al. (2013), there is an association with IBD, most often with UC and less commonly with CD. Progressive biliary and hepatic damage results in portal hypertension and hepatic failure in a significant majority of patients over a 10–15 year period from initial diagnosis.

Treatment of PSC is supportive, with a focus on monitoring the progression of the disease and treating symptoms and complications as they arise. The only substantial treatment is liver transplantation, which may be an option when the disease progresses to cirrhosis and liver function is significantly affected.

When some of the larger bile ducts become blocked in patients with PSC, one potential is to open them with endoscopy-based methods, balloon dilatation or stent placement. No medication is currently approved to treat PSC, but medications may be used to control symptoms. Although many trials have failed to meet their endpoints in PSC, there are now a few studies for medications (such as obeticholic acid) that have shown limited activity in PSC.

Immunic has entered into a collaboration with investigators at Arizona State University and Mayo Clinic to explore the use of IMU-838 in PSC. The principal investigator of the trial, Keith Lindor, M.D., Senior Advisor to the Provost and Professor of Medicine, College of Health Solutions, Arizona State University, had applied for a grant from the National Institutes of Health and received a funding letter in the third quarter of 2018. The study is sponsored by Elizabeth Carey, M.D., Professor of Medicine, Division of Gastroenterology and Hepatology, Department of Internal Medicine, Mayo Clinic, who has received IND approval from the FDA and has been granted Institutional Review Board, or IRB, approval to conduct the study. Immunic supports this study by providing IMU-838 and reference to its active IND.

Investigator-Sponsored Proof-of-Concept Clinical Trial of IMU-838 in PSC

This is a single arm, open-label, exploratory study of IMU-838 enrolling a total of 30 patients with PSC, aged 18 to 75 years, who will receive 30 mg IMU-838 once daily for a period of six months. The primary endpoint is the change in serum alkaline phosphatase at six months compared to baseline. The study is being conducted at Mayo Clinic locations in Arizona and Minnesota, both of which are tertiary care centers for PSC patients. The first patient was screened in July 2019.

Registration Plan

All of Immunic’s drug development candidates require approval from the FDA and corresponding agencies in other countries before they can be marketed for sale. The activities required before drugs or biologics may be marketed in the United States include:

•	preclinical laboratory tests, in vitro and in vivo preclinical studies and formulation and stability studies;

•	the submission to the FDA of an application for human clinical testing, which is known as an IND;

•	adequate and well-controlled human clinical trials to demonstrate the safety and effectiveness of the drug;

•	the submission of an NDA for a drug; and

•	the approval by the FDA of an NDA or a biologics license application.

The FDA reviews all available data relating to safety, efficacy and quality and assesses the risk/benefit profile of a product candidate before granting approval. The data assessed by the FDA in reviewing an NDA includes animal or preclinical testing data, chemistry, drug-drug interaction data, manufacturing controls data and clinical safety and efficacy data.

For marketing outside the United States, Immunic would be subject to foreign regulatory requirements governing human clinical testing and marketing approval for its products. These requirements vary by jurisdiction, differ from those in the United States and may require Immunic to perform additional preclinical or clinical testing regardless of whether FDA approval has been obtained. The amount of time required to obtain necessary approvals from foreign regulatory agencies may be longer or shorter than that required for FDA approval. In many countries outside of the United States, coverage, pricing and reimbursement approvals are also required.

Immunic currently plans to start or continue three different Phase 2b trials for IMU-838 in UC, CD RRMS, and one investigator-sponsored proof-of-concept study in PSC. If any of these studies meet their primary endpoint and demonstrate general safety and efficacy of IMU-838, Immunic intends to conduct pivotal trials to be initiated either by Immunic itself or by Immunic in collaboration with a potential future partner. For most indications listed above, marketing approval would require completion of two successful, well-controlled Phase 3 studies. Completing such studies would require substantial financial and resource investments and may take several years to complete. In parallel, additional preclinical and clinical investigations need to be conducted in preparation for filing applications for regulatory approval, including additional pharmacological studies in special populations or drug-drug interaction studies. There are also additional steps required to develop and validate large-scale manufacturing capabilities as well as manufacturing controls.

The FDA may grant accelerated approval for drugs that address life-threatening diseases without effective therapies, based on findings from surrogate endpoints reasonably expected to predict clinical outcomes. Additionally, the FDA may grant orphan status for drugs that address high unmet medical needs in rare diseases. Accordingly, due to its relatively low prevalence, PSC may have the potential for an accelerated path toward commercial approval. Based on the rarity of PSC, the life-threatening nature of the disease and the lack of effective therapies, the FDA and other regulatory agencies may agree to an abbreviated development plan, including the possibility of only one single open-label pivotal trial. However, any such development path needs to be discussed with regulatory agencies once proof-of-concept data in PSC are available for IMU-838. This approval may require Immunic to study dosing of IMU-838 in a liver impaired patient population.

Manufacturing and Formulation

IMU-838 is provided as a white, uncoated tablet. Dose strengths for clinical trials are 5 mg, 15 mg and 22.5 mg, compared with placebo. The tablets are packaged in 30 mL polyethylene bottles containing 85 tablets each. IMU-838 has been synthesized in batches up to 18 kg, or approximately 40,000 tablets.

Commercialization Strategy

UC and CD are prevalent in the Western population, and according to recent literature reviews on the incidence of IBD (Kappelman 2007; Burisch 2013; Rocchi 2012), almost 4.1 million patients suffer from IBD in the United States, Europe and Canada. Worldwide, according to GBD 2015 Lancet. 388 (10053): 1545–1602 (2016), around 11.2 million patients are affected by IBD. In total, the global market for IBD is estimated to be $7.6 billion in 2023, according to Global IBD Market Forecast 2018.

Immunic believes that there is an unmet need in IBD for oral, safe, steroid-sparing non-biologics with potential to induce and maintain remission. Immunic believes that current treatment options for IBD are inadequate to satisfy this need as:

•	first-line treatments (steroids) are effective for short-term induction treatment but may cause long-term systemic side effects (if steroids cannot be discontinued without recurrence); and

•	second- and third-line options do not provide sufficient response in light of their risk profile (for example, azathioprine and anti-TNFs), and are expensive and inconvenient (for example, anti-TNFs and anti-integrins).

Tofacitinib, marketed as Xeljanz by Pfizer and Takeda, is a first-in-class inhibitor of kinases called JAK kinases. Tofacitinib is particularly active on the isoform JAK3. Based on two Phase 3 trials, tofacitinib was approved in 2018 in the United States and Europe for the treatment of UC. The European Medicines Agency, or EMA, refused to grant approval for Xeljanz for the treatment of RA based on its side effect profile.

Since IBD is still a substantially underserved market, several innovative late-stage projects are currently in Phase 2 and Phase 3 testing in patients with UC and/or CD.

•	Filgotinib: A JAK1 inhibitor developed by Gilead and Galapagos delivered promising Phase 2 data in a clinical trial of UC. However, filgotinib led to a substantial number of herpes zoster virus reactivations in patients, which may have a negative impact on the number of patients treated with this drug, if it is approved in the future.

•	Ozanimod: a potentially best-in-class S1P1 receptor agonist was developed by Receptos and was acquired by Celgene in a $7.2 billion USD acquisition. Ozanimod completed Phase 3 testing in RRMS and is currently being tested for UC and CD.

•	Upadacitinib: A JAK1 kinase inhibitor developed by AbbVie delivered promising Phase 2 clinical data in patients with UC. In February of 2019, AbbVie initiated a Phase 3 study and is currently actively recruiting patients. As was the case with filgotinib, upadacitinib has also demonstrated reactivation of viruses such as herpes zoster in clinical trials.

Further relevant immuno-modulators are in late stage development for UC and CD. These include S1P targeting drugs and JAK/TYK2 inhibitors. Immunic is not aware of other DHODH inhibitors currently in development for IBD. Immunic believes that the only approved DHODH inhibitor, Aubagio, and its predecessor molecule Arava, are unlikely to be successful for IBD due to its side effect profile, which includes diarrhea.

A recent unpublished report by the National Multiple Sclerosis Society suggests that the prevalence of MS in the United States is about 1 million. Even though the prevalence of MS in the United States is potentially higher, Wallin et al. (2019) state that the number of diagnosed patients remains at about 700,000 patients. Of the approximately 700,000 patients diagnosed with MS, about 85% are diagnosed with RRMS. MS affects twice as many women and men in certain age cohorts and is more common in areas inhabited by people of northern European ancestry, such as Europe, the United States, Canada, New Zealand and parts of Australia. MS symptoms typically appear during young adulthood, peaking around 30 years old.

According to a recent market study, Global Multiple Sclerosis Drugs Market Size, Market Share, Application Analysis, Regional Outlook, Growth Trends, Key Players, Competitive Strategies and Forecasts, 2017 to 2025. the global MS market in expected to be worth $27.4 billion by 2025. The United States holds the largest portion of the global market share for MS treatments, which is expected to continue to grow rapidly due to the increasing incidence of MS, technological advances, and rising drug costs in the United States. Unmet medical need remains high and is a main driver for new pipeline entrances. Oral, small molecules are seeing the fastest growth in the MS market due to their increased patient convenience.

Intellectual Property, Licenses and Royalties

IMU-838 is covered by four layers of patents and applications all either granted or filed in the United States, EU and other territories.

Immunic’s first layer of protection over IMU-838 is a granted patent claiming the composition of matter of IMU-838’s active moiety vidofludimus, the free acid form of IMU-838. This patent is granted in most major markets and expires in 2022 in most of these jurisdictions. A second layer of applications was filed to cover IMU-838’s active ingredient, the calcium salt of vidofludimus. These applications are granted in some jurisdictions and cover IMU-838 until 2031, and U.S. Patent Term Extension and/or European Supplementary Protection Certificates could provide prolonged protection from generic entry up to 2036, depending on NDA submission time and IND filing in the United States and analogous filings in the European Union. A third layer consists of patent applications filed in early 2018 and directed to a method of production of the clinical material for IMU-838, including a newly-identified, specific polymorph of IMU-838. Finally, a patent application covering a dosing schemes currently used with IMU-838 was filed in 2017, based on unexpected findings from Phase 1 and preclinical investigations. If issued, this patent could extend patent protection for IMU-838 to 2038.

IMU-838 and IMU-935 were acquired in a transaction with the originator 4SC in April 2016. As part of the transaction, 4SC is entitled to receive a royalty on net sales if products originating from this contract achieve market approval.

IMU-935 – Targeting RORγt and Th17

Mechanism of Action and Key Mechanistic Data

IMU-935 is a highly potent and selective inverse agonist of RORgt with an IC50 (the concentration of drug that inhibits 50% of the activity of the target) of around 24 nM with additional activity on DHODH (IC50 of 240 nM). The target RORg (RORC) is a key regulator of T cell differentiation to Th17 cells and is the crucial transcription factor for the genes encoding IL-17A and IL-17F. IMU-935 also is a moderate inhibitor of DHODH, which offers the opportunity to increase the therapeutic window of IMU-935 compared with pure RORC inhibitors. In preclinical testing, Immunic observed that IMU-935 is a potent inhibitor of IL-17A / IL-17F as well as an inhibitor of Th17 differentiation. Furthermore, IMU-935 inhibits inflammatory cytokines such as IFNg and TNFα. In several cellular test systems and in psoriasis IL-17F and IBD animal models, IMU-935 has demonstrated dose dependent activity.

Immunic believes that RORgt is an attractive target in the field of autoimmune diseases since it is the key transcription factor and nuclear receptor for regulation of Th17 cell differentiation and production of the IL-17 family of cytokines. The imbalance between regulatory T cells and Th17 cells is a hallmark of autoimmune diseases, and by preventing differentiation toward Th17 cells and impairing their function, IMU-935 targets this imbalance in a beneficial manner. Therefore, Immunic believes that IMU-935 has the potential to target a high unmet need for safe and cost-effective oral treatments in psoriasis and other autoimmune disorders.

The preclinical effect of targeting RORgt has been demonstrated in several preclinical trials of competing RORgt modulators. Some molecules progressed to clinical stage, however, to date, only a limited number of products have reached Phase 2 clinical studies.

One of the potential risks of drugs targeting RORgt arose from prior research suggesting that RORgt could act as a biological link between IL-17 production and both thymocyte development and Th17 cell differentiation. More recent research published in Nature Immunology in 2017 suggests that these functions are mediated by different parts of the RORgt protein. In light of these findings, IMU-935 was analyzed to study its effect on thymocyte maturation and Th17 differentiation. In this research, Immunic observed that IMU-935 inhibited Th17 differentiation without affecting thymocyte maturation. As a result, Immunic does not anticipate that treatment with IMU-935 will be associated with an increased risk of T cell malignancies.

Indication: Psoriasis

Diagnosis and Prevalence

Psoriasis is a chronic inflammatory disease of the skin with unknown etiology that leads to hyperproliferation of keratinocytes and endothelial cells. Most mechanistic data support the hypothesis that psoriasis is an autoimmune disease driven by activated T-lymphocytes which then release cytokines, chemokines and pro-inflammatory molecules into the dermis and epidermis.

Psoriasis is characterized clinically by development of red, scaly, itchy, symmetrical, dry plaques typically located on skin overlying the elbows, knees, lumbar area and scalp. Plaques vary from a few millimeters in diameter to several centimeters and can be localized to a specific area or extend over most of the body surface.

According to Di Meglio, P.; Villanova, F.; Nestle, F.O. Psoriasis. Cold Spring Harb. Perspect. Med. (2014), psoriasis is one of the most common chronic inflammatory skin diseases. The disease prevalence varies between geographic regions. Studies of psoriasis suggest an overall prevalence of 2% to 3% of the world’s population, with a higher prevalence in U.S. and Canadian populations (4.6% and 4.7%, respectively). Psoriasis is considered equally prevalent between genders and can occur at any age. However, there seems to be a bimodal distribution of the age of disease onset, with a first peak between 15 and 30 years, and a second peak between 50 and 60 years of age.

Current Treatment Options

Current treatments for patients with psoriasis include topical therapies, oral therapies and biologics. Topical therapies, such as corticosteroids and vitamin D3 analogues, reduce inflammation, which slows the proliferation of keratinocytes and reduces itching. Oral therapies such as methotrexate, cyclosporine, apremilast and tofacitinib target anti-inflammatory processes. Biologics block proteins produced by keratinocytes, dendritic cells, Th17 lymphocytes or other immune cells. Examples of biologics include anti-TNFα biologics such as infliximab, etanercept and adalimumab. More recently approved monoclonal antibodies, such as secukinumab, ixekizumab and brodalumab, have been developed to target the pro-inflammatory cytokine interleukin 17, or IL-17. IL-17 antibodies have largely revolutionized the treatment of patients with moderate to severe psoriasis as they have achieved highly successful skin clearance rates.

Immunic intends to develop IMU-935 as an oral and more convenient treatment option for patients with moderate to severe psoriasis with a mechanism of action and efficacy that approximates those of IL-17 antibodies.

Competitors

Currently, several RORgt inverse agonists are in preclinical development for the treatment of psoriasis, but only a few are in clinical development. To Immunic’s knowledge, these are:

•	ABBV-157 in Phase 1 (AbbVie)

•	BOS172767 / ARN-6039 in Phase 1 (Boston Pharmaceuticals, licensed from Arrien Pharmaceuticals)

•	Molecule in Phase 1 (Bristol Myers Squibb)

•	JTE-451 in Phase 2 (Japan Tobacco)

Immunic believes that IMU-935 is a unique modulator of RORgt as compared to previous and current competitors. IMU-935 is an inverse agonist (and not an antagonist) and is unable to completely block RORgt activity, thereby allowing a basal remaining RORgt activity to support normal T cell maturation. Immunic believes this mechanism of action may avoid unwanted side effects. In addition, because IMU-935 blocks two separate pathways relevant to the function of Th17 cells (RORgt and DHODH), it was shown in preclinical studies to have single nanomolar activity of inhibition of cytokine release in human peripheral blood mononuclear cells. Given these properties, Immunic believes that IMU-935 may provide a reasonable therapeutic window between an effective dose and an intolerable dose.

Clinical Development Plan and Planned Studies

Immunic’s current development plan for IMU-935 focuses on two initial goals: (i) to rapidly obtain human safety data for IMU-935 in order to evaluate the safety profile of this development candidate, and (ii) to obtain preliminary clinical activity data using safe doses.

Immunic intends to perform early clinical trials in IMU-935, including single-dose and multiple-dose trials, through its Australian subsidiary. Immunic expects that this development approach will allow it to accelerate the initiation of first-in-man studies due to certain unique regulatory requirements and processes in Australia. Immunic has selected a clinical research organization, or CRO, in Australia and is currently preparing documents for submission to local ethics committees. Based on current timelines, Immunic expects to start first-in-man trials, as detailed below, in September 2019.

Phase 1 Single Ascending Dose Study

This would be a double-blind, placebo-controlled study with four or five ascending dose levels of IMU-935. A single dose of study drug would be investigated. Safety and pharmacokinetic properties would be assessed in healthy volunteers. One dose level would evaluate intra-individual differences between fast and fed conditions.

Phase 1 Multiple Ascending Dose Study

This would be a double-blind, placebo-controlled study with two ascending dose levels of IMU-935. The study drug would be given daily for 14 consecutive days. Safety, pharmacodynamic and pharmacokinetic properties would be assessed in healthy volunteers.

Phase 1b/2a Study in Psoriasis Patients

This would be a double-blind, placebo-controlled study with partial parallel group design. The study drug would be given daily over 28 consecutive days in patients with psoriasis, and safety and drug trough levels would be assessed. Immunic expects that this study would provide an early indication of potential activity of IMU-935 in psoriasis patients.

Other Studies (Orphan Indications)

Immunic believes that the mechanism of action of IMU-935 may also support its evaluation for the treatment of potential orphan indications. Immunic is currently investigating various options for developing IMU-935 in certain orphan indications. However, no decision has been made to date regarding the most appropriate orphan indication. Discussions with medical experts to identify targets are ongoing. An orphan indication would potentially offer an accelerated path to commercialization of IMU-935.

Manufacturing and Formulation

IMU-935 is a small molecular weight compound and was successfully synthesized in a kilogram scale. Single ascending dose and multiple ascending dose studies are expected to be supplied via a capsule formulation.

Commercialization Strategy

According to the World Health Organization, psoriasis affects 2-3% of the world’s population and according to the National Psoriasis Foundation over 8 million people in the United States have psoriasis.

Intellectual Property, Licenses and Royalties

Immunic filed a patent application covering composition of matter for IMU-935 and related molecules in September 2017 with the European Patent Office, and this application entered the international phase in September 2018. Assuming this patent issues with sufficient claim coverage, IMU-935 is expected to be under patent protection until 2037, with further extension possible.

All of Immunic’s rights to IMU-838 and IMU-935 were acquired in a transaction with 4SC in April 2016. As part of the transaction, Immunic is required to pay 4SC a royalty on net sales of relevant products.

IMU-856 – Targeting Intestinal Barrier Function

Mechanism of Action and Key Mechanistic Data

IMU-856 is a novel, highly innovative, orally available small molecule modulator targeting a protein that serves as a transcriptional regulator of the intestinal barrier function. Immunic has not yet disclosed the target for IMU-856. Based on preclinical data, this compound appears to represent a new and potentially disruptive treatment approach, as the mechanism of action targets the restoration of the intestinal barrier function in patients suffering from diseases like IBD, irritable bowel syndrome with diarrhea, or IBS-D, immune checkpoint inhibitor, or ICI, induced colitis and other barrier function associated diseases. Immunic believes that because IMU-856 avoids suppression of the immune functions, it should therefore maintain immune surveillance for patients.

Importance of Targeting Bowel Permeability in Multiple Diseases

Bowel permeability is suspected to be involved in the initiation of many chronic inflammatory or autoimmune conditions, as the impaired intestinal barrier function may be one of the preconditions for antigens of the microbiome to be recognized by the body’s immune system. This is not true only for diseases of the bowel; the interaction of the immune system with components of the microbiome is suspected for many diseases throughout the body. To date, there are no good treatment strategies to ameliorate impaired bowel permeability.

IBD is a chronic, inflammatory disorder characterized by transmural inflammation of a part of the GI tract (UC) or the entire GI tract (CD). IBD is defined by relapsing and remitting episodes with progression over time to complications, including intestinal ulcers and bleeding. The current hypothesis regarding the onset of IBD involves an impaired bowel wall barrier function as the central element of the pathophysiology. In healthy bowel walls, bacteria cannot pass from the lumen to the lamina propria because tightness is maintained between the epithelial cells in what resembles an intact barrier function of the bowel wall. However, in response to environmental or genetic factors, bowel wall barrier function may be weakened, allowing bacteria to pass through and enter the bowel wall, where immune cells recognize the bacteria. This would trigger an initial inflammation event. It is hypothesized that in IBD patients, the initial inflammatory response is abnormally sustained from lack of efficient apoptosis of immune cells, but this mechanism is not yet fully understood. Ultimately, patients develop a chronic and systemic immune response. The presence of certain “bad bacteria”, which may contain certain epitopes in the microbiota, or the overall makeup of the microbiome, which lack “good bacteria”, are also known to contribute to the sustained and overshooting inflammation in IBD. Additionally, it has been shown that IBD patients in endoscopic remission still display IBD symptoms if bowel tightness is not normalized. Episodes of impaired bowel wall barrier function is also correlated with relapse weeks later.

Irritable bowel syndrome, or IBS, is a common GI disorder in which the underlying pathophysiology is poorly understood. However, increased intestinal permeability in IBS-D patients has been reported. Studies have shown that IBS-D patients have increased intestinal membrane permeability. This increased intestinal permeability may be due to a number of factors, including low-grade inflammation, which has been reported in mucosal biopsies of some diarrhea-predominant and post-infectious patients, but not constipation-predominant, or IBS-C, patients. It has been established that patients with inflammatory conditions such as celiac sprue and acute alcoholic gastroenteritis also have increased gut permeability. Acute symptoms usually coincide with the acute inflammation that leads to chronic abdominal pain, diarrhea and bloating.

ICIs have been one of the major advances of cancer care in recent years. ICIs are monoclonal antibodies that inactivate repressors of the anti-cancer immune response. However, immune-related adverse events affecting various organs, including the GI tract, and causing diarrhea and colitis, might occur due to the fact that the immune system becomes less suppressed. The median time to onset of diarrhea is within the first weeks or months of treatment. The exact mechanism of these immune-mediated side effects is currently unknown; however, one hypothesis is that impaired bowel barrier function due to ICI treatment may play a role in this condition.

Targeting the Disease-Causing and Sustaining Processes

Current treatments of many conditions of the bowel are aimed at inhibiting inflammation, but they do not target the impaired bowel wall barrier function. IMU-856 is designed to target pathways impacting the bowel wall barrier function and is aimed to normalize such function. Immunic believes that normalized bowel wall barrier function may avoid bacterial triggers, which may lead to the achievement and maintenance of remission without significantly influencing the immune competency of the patient.

Clinical Development Plan and Planned Studies

Immunic expects to perform early clinical trials of IMU-856, including single-dose and multiple-dose Phase 1 trials, through its Australian subsidiary. Immunic expects this development approach will allow it to accelerate the initiation of first-in-man studies due to certain unique regulatory requirements and processes in Australia. The development activities for IMU-856 are intended to largely follow established processes and service provider relationships established for the IMU-935 development program. This may lead to operational and financial synergies in study preparation and execution.

IMU-856 is currently in preclinical testing. Based on current project timelines, Immunic expects to initiate first-in-man in the first half of 2020. However, this depends on the progress of manufacturing required amounts of the active drug. Immunic plans to conduct the studies of IMU-856 summarized below.

Phase 1 Single Ascending Dose Study

This would be a double-blind, placebo-controlled study with four or five ascending dose levels of IMU-856. A single dose of study drug would be investigated. Safety and pharmacokinetic properties would be assessed in healthy volunteers. One dose level would evaluate intra-individual differences between fast and fed conditions.

Phase 1 Multiple Ascending Dose Study

This would be a double-blind, placebo-controlled study with two ascending dose levels of IMU-856. The study drug would be given daily for 14 consecutive days. Safety, pharmacodynamic and pharmacokinetic properties would be assessed in healthy volunteers.

Phase 2a Study in Patients with Conditions Involving Impaired Bowel Barrier Function

This would be a double-blind, placebo-controlled study with partial parallel group design. The study drug would be given daily over 28 consecutive days in patients with several conditions with impaired bowel barrier function that were screened for increased bowel permeability using oral dyes. The change in bowel permeability would be evaluated as change from baseline and comparing one or two active dose groups to placebo. Additionally, safety and drug trough levels would be assessed.

Immunic expects that this study would provide an early indication of improvement with IMU-856 by measuring barrier function surrogate markers in CD patients.

Manufacturing and Formulation

IMU-856 is a small molecular weight compound and is currently synthesized in kilogram scale.

Commercialization Strategy

Immunic believes that IMU-856 has the potential to be part of a new category of GI treatments focusing on normalizing bowel wall barrier function. The likely focus of product differentiation will be on safe long-term treatment to avoid disease relapse. Additionally, IMU-856 is designed to target the intestinal barrier function rather than directly targeting immune regulation, which may lead to a different safety profile from current immunomodulatory therapies.

Intellectual Property, Licenses and Royalties

On November 5, 2018, Daiichi Sankyo Co and Immunic AG entered into an option and licensing agreement that grants Immunic AG an exclusive global option to exclusively license IMU-856 and related molecules. This option includes exclusivity on a patent application filed by Daiichi Sankyo in early 2018, covering the composition of matter of IMU-856.

In addition to an option execution fee and smaller development milestone payments, Daiichi Sankyo will receive sales-based milestone payments and a royalty rate on net sales. See “Material Agreements—Daiichi Sankyo License Agreement” above for more information.

Item 1A. Risk Factors

Investing in our common stock involves a high degree of risk. Before deciding to invest in our company or deciding to maintain or increase your investment, you should consider carefully the risks and uncertainties described below. The risks and uncertainties described below and in our other filings with the Securities and Exchange Commission, or SEC, are not the only risks we face. If one or more of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the market price for our common stock could decline, and you may lose your entire investment.

Risks Related to Immunic’s Business and Financial Condition

Immunic has a limited operating history with its current business plan, has incurred significant losses since 2016, anticipates that it will continue to incur significant and increasing losses for the foreseeable future and may never achieve or maintain profitability. The absence of any commercial sales and Immunic’s limited operating history make it difficult to assess its future viability.

Immunic is a development-stage pharmaceutical company with a limited operating history with its current business plan. Immunic’s net losses were $41.5 million and $52.1 million for the years ended December 31, 2018 and 2017, respectively. As of March 31, 2019, Immunic had an accumulated deficit of $346.9 million. To date, Immunic has not generated any revenue from its current product candidates. Moreover, Immunic AG, the company’s operating subsidiary, has only a limited operating history upon which stockholders can evaluate its business and prospects, and is not profitable and has incurred losses in each year since its inception in 2016. In addition, Immunic has limited experience and has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotechnology industry.

Immunic has devoted substantially all of its financial resources to identify, acquire and develop its product candidates, including providing general and administrative support for its operations. Immunic expects losses to increase as it conducts clinical trials and continues to develop its lead product candidates. Immunic expects to invest significant funds into the research and development of its current product candidates to determine the potential to advance these product candidates to regulatory approval. To date, Immunic has financed its operations primarily through the sale of equity securities. The amount of its future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations or grants.

Immunic does not expect to generate significant revenue unless and until it is able to obtain marketing approval for, and successfully commercialize, any current or future product candidate, however pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. In addition, if Immunic obtains regulatory approval to market a product candidate, its future revenue will depend upon the size of any markets in which its product candidates may receive regulatory approval, and its ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for its product candidates. Even if Immunic obtains adequate market share for its product candidates, to the extent they receive regulatory approval, because the potential markets in which its product candidates may ultimately receive approval could be very small, Immunic may never become profitable.

Immunic expects to continue to incur significant expenses and increasing operating losses for the foreseeable future, and its expenses will increase substantially if and as Immunic:

•	continues the clinical development of its product candidates;
•	continues efforts to discover, develop and/or acquire new product candidates;
•	undertakes the manufacturing of its product candidates for clinical development and, potentially, commercialization, or increases volumes manufactured by third parties;
•	advances its programs into larger, more expensive clinical trials;
•	initiates additional preclinical, clinical, or other trials or studies for its product candidates;
•	seeks regulatory and marketing approvals and reimbursement for its product candidates;
•	experiences any delays or encounters issues with the development and potential for regulatory approval of its product candidates such as safety issues, clinical trial accrual delays, longer follow-up for planned studies, additional major studies or supportive studies necessary to support marketing approval.
•	establishes a sales, marketing and distribution infrastructure to commercialize any products for which Immunic may obtain marketing approval and market for itself;
•	makes milestone, royalty or other payments under any third-party license agreements;
•	seeks to maintain, protect and expand its intellectual property portfolio;
•	seeks to retain current skilled personnel and attract additional personnel; and
•	adds operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts.

Further, the net losses Immunic incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of its results of operations may not be a good indication of its future performance. Failure to become and remain profitable would decrease the value of the company and could impair its ability to raise capital, expand its business, maintain its development efforts, expand its pipeline of product candidates or continue its operations.

Immunic currently has no source of product sales revenue and may never be profitable.

Immunic has not generated any revenues from commercial sales of any of its current product candidates. Immunic’s ability to generate product revenue depends upon its ability to successfully commercialize these product candidates or other product candidates that it may develop, in-license or acquire in the future. Immunic does not anticipate generating revenue from the sale of products for the foreseeable future. Immunic’s ability to generate revenue from its current or future product candidates also depends on a number of additional factors, including its ability to:

•	successfully complete research and clinical development of current and future product candidates;
•	establish and maintain supply and manufacturing relationships with third parties, and ensure adequate and legally compliant manufacturing of product candidates;
•	obtain regulatory approval from relevant regulatory authorities in jurisdictions where Immunic intends to market its product candidates;
•	launch and commercialize product candidates for which Immunic obtains marketing approval, if any, and if launched independently, successfully establish a sales force and marketing and distribution infrastructure;
•	obtain coverage and adequate product reimbursement from third-party payors, including government payors;
•	achieve market acceptance for its approved products, if any;
•	establish, maintain and protect its intellectual property rights; and
•	attract, hire and retain qualified personnel.

In addition, because of the numerous risks and uncertainties associated with clinical product development, including that Immunic’s product candidates may not advance through development or achieve regulatory approval, Immunic is unable to predict the timing or amount of any potential future product sale revenues. Immunic’s expenses also could increase beyond expectations if Immunic decides to or is required by the U.S. Food and Drug Administration, or FDA, or comparable foreign regulatory authorities, to perform studies or trials in addition to those that Immunic currently anticipates. Even if Immunic completes the development and regulatory processes described above, Immunic anticipates incurring significant costs associated with launching and commercializing any product candidates that may be approved.

Immunic will require substantial additional funding, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Immunic to delay, limit, reduce or terminate its product development, other operations or future commercialization efforts.

Since the inception of Immunic AG, substantially all of its resources have been dedicated to the clinical development of its product candidates. Developing pharmaceutical products, including conducting preclinical and non-clinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. We have consumed substantial amounts of cash since our inception. For example, in the years ended December 31, 2018 and December 31, 2017, we used net cash of $9.7 million and $9.7 million, respectively, in our operating activities, substantially all of which related to development of our current product candidates. Immunic believes that it will continue to expend substantial resources for the foreseeable future on the completion of clinical development and regulatory preparedness of its product candidates, preparations for a commercial launch of its product candidates, if approved, and development of any other current or future product candidates it may choose to further develop. These expenditures will include costs associated with research and development, conducting preclinical studies and clinical trials, obtaining marketing approvals, and manufacturing and supply as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because the outcome of any drug development process is highly uncertain, Immunic cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of its current product candidates, if approved, or future product candidates, if any.

Immunic’s operating plan may change as a result of factors currently unknown to Immunic, and it may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to Immunic’s stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect its business. In addition, Immunic may seek additional capital due to favorable market conditions or strategic considerations even if Immunic believes it has sufficient funds for its current or future operating plans.

We believe that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the third quarter of 2020. Our estimate as to how long we expect our existing cash and cash equivalents to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Further, changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned. Immunic’s future capital requirements depend on many factors, including:

•	the scope, progress, results and costs of researching and developing Immunic’s current product candidates, future product candidates and related preclinical and clinical trials;
•	the cost of commercialization activities if Immunic’s current product candidates and future product candidates are approved for sale, including marketing, sales and distribution costs and preparedness of its corporate infrastructure;
•	the cost of manufacturing current product candidates and future product candidates that Immunic may obtain approval for and successfully commercialize;
•	Immunic’s ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;
•	the number and characteristics of any additional product candidates Immunic may develop or acquire;
•	any product liability or other lawsuits related to Immunic’s products or otherwise commenced against Immunic;
•	the expenses needed to attract and retain skilled personnel;
•	the costs associated with being a public company;
•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing Immunic’s intellectual property rights, including litigation costs and the outcome of such litigation, if any; and
•	the timing, receipt and amount of sales of, or royalties on, any future approved products, if any.

Additional funds may not be available when Immunic needs them, on terms that are acceptable to Immunic, or at all. If adequate funds are not available to Immunic on a timely basis, Immunic may be required to:

•	delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for Immunic’s current product candidates or future product candidates, if any;
•	delay, limit, reduce or terminate its research and development activities; or
•	delay, limit, reduce or terminate its establishment of sales and marketing capabilities or other activities that may be necessary to commercialize its future product candidates.

Raising additional capital may cause dilution to Immunic’s existing stockholders, restrict its operations or require Immunic to relinquish rights to its technologies or product candidates.

Immunic may seek additional capital through a combination of public and private equity offerings, debt financings, strategic collaborations and alliances and licensing arrangements. To the extent that Immunic raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Immunic’s stockholders will be diluted, and the terms of such equity or convertible debt securities may include liquidation or other preferences that adversely affect the rights of Immunic’s stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on Immunic’s ability to incur additional debt, limitations on its ability to acquire or license intellectual property rights, limitations on redeeming stock or declaring dividends, and other operating restrictions that could adversely impact Immunic’s ability to conduct its business. If Immunic raises additional funds through strategic collaborations and alliances and licensing arrangements with third parties, Immunic may have to relinquish valuable rights to its technologies or product candidates, or grant licenses on terms unfavorable to Immunic.

Risks Related to the Clinical Development and Marketing Approval of Immunic’s Product Candidates

The marketing approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if Immunic is ultimately unable to obtain marketing approval for its product candidates, its business will be substantially harmed.

None of Immunic’s current product candidates have gained marketing approval for sale in the United States or any other country, and Immunic cannot guarantee that it will ever have marketable products. Immunic’s business is substantially dependent on its ability to complete the development of, obtain marketing approval for, and successfully commercialize its product candidates in a timely manner. Immunic cannot commercialize its product candidates in the United States without first obtaining approval from the FDA to market each product candidate. Similarly, Immunic cannot commercialize its product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Immunic’s product candidates could fail to receive marketing approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Immunic’s clinical trials;
•	the FDA or comparable foreign regulatory authorities may find the human subject protections for Immunic’s clinical trials inadequate and place a clinical hold on an investigational new drug application, or IND, at the time of its submission, precluding commencement of any trials, or a clinical hold on one or more clinical trials at any time during the conduct of Immunic’s clinical trials;
•	Immunic may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	Immunic may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	the FDA or comparable foreign regulatory authorities may disagree with Immunic’s interpretation of data from preclinical studies or clinical trials;
•	the data collected from clinical trials of Immunic’s product candidates may not be sufficient to support the submission of an application to obtain marketing approval in the United States or elsewhere;
•	the FDA or comparable foreign regulatory authorities may find inadequate the manufacturing processes or facilities of third-party manufacturers with which Immunic contracts for clinical and commercial supplies of Immunic’s product candidates; and
•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner that would delay marketing approval.

Before obtaining marketing approval for the commercial sale of any drug product for a target indication, Immunic must demonstrate in preclinical studies and well-controlled clinical trials and, with respect to approval in the United States, to the satisfaction of the FDA, that the product is safe and effective for its intended use and that the manufacturing facilities, processes and controls are adequate to preserve the drug’s identity, strength, quality and purity. In the United States, it is necessary to submit and obtain approval of a new drug application, or NDA, from the FDA. An NDA must include extensive preclinical and clinical data and supporting information to establish the product safety and efficacy for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. After the submission of an NDA, but before approval of the NDA, the manufacturing facilities used to manufacture a product candidate must be inspected by the FDA to ensure compliance with the applicable current good manufacturing practice, or cGMP, requirements. The FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities may also inspect Immunic’s clinical trial sites and audit clinical study data to ensure that its studies are properly conducted in accordance with the IND regulations, human subject protection regulations, and current good clinical practice, or cGCP.

Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and approval may not be obtained. Upon submission of an NDA, the FDA must make an initial determination that the application is sufficiently complete to accept the submission for filing. Immunic cannot be certain that any submissions will be accepted for filing and reviewed by the FDA, or ultimately be approved. If an application is not accepted for review, the FDA may require that Immunic conduct additional clinical studies or preclinical testing, or take other actions before it will reconsider Immunic’s application. If the FDA requires additional studies or data, Immunic would incur increased costs and delays in the marketing approval process, which may require Immunic to expend more resources than Immunic has available. In addition, the FDA may not consider any additional information to be complete or sufficient to support the filing or approval of the NDA.

Regulatory authorities outside of the United States, such as in Europe and Japan and in emerging markets, also have requirements for approval of drugs for commercial sale with which Immunic must comply prior to marketing in those areas. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Immunic’s product candidates into the relevant markets. Clinical trials conducted in one country may not be accepted or the results may not be found adequate by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. However, the failure to obtain regulatory approval in one jurisdiction could have a negative impact on Immunic’s ability to obtain approval in a different jurisdiction. Approval processes vary among countries and can involve additional product candidate testing and validation and additional administrative review periods. Seeking foreign regulatory approval could require additional non-clinical studies or clinical trials, which could be costly and time-consuming. Foreign regulatory approval may include all of the risks associated with obtaining FDA approval. For all of these reasons, Immunic may not obtain foreign regulatory approvals on a timely basis, if at all.

The process to develop, obtain marketing approval for, and commercialize product candidates is long, complex and costly both inside and outside of the United States, and approval is never guaranteed. The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary between jurisdictions. Even if Immunic’s product candidates were to successfully obtain approval from regulatory authorities, any such approval might significantly limit the approved indications for use, including more limited patient populations, require that precautions, warnings or contraindications be included on the product labeling, including “black box” warnings, require expensive and time-consuming post-approval clinical studies, risk evaluation and mitigation strategies, or REMS, or surveillance as conditions of approval, or, through the product label, the approval may limit the claims that it may make, which may impede the successful commercialization of Immunic’s product candidates. Following any approval for commercial sale of Immunic’s product candidates, certain changes to the product, such as changes in manufacturing processes and additional labeling claims, as well as new safety information, may require new studies and will be subject to additional FDA notification, or review and approval. Also, marketing approval for any of Immunic’s product candidates may be withdrawn. If Immunic is unable to obtain and maintain marketing approval for its product candidates in one or more jurisdictions, or any approval contains significant limitations, Immunic’s ability to market its product candidates to its full target market will be reduced and its ability to realize the full market potential of its product candidates will be impaired. Furthermore, Immunic may not be able to obtain sufficient funding or generate sufficient revenue and cash flows to continue or complete the development of any of its current or future product candidates.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and in determining when or whether marketing approval will be obtained for Immunic’s product candidates. Even if Immunic believes the data collected from clinical trials of its current product candidates are promising, such data may not be sufficient to support approval by the FDA or comparable foreign authorities. Immunic’s future clinical trial results also may not be successful.

It is impossible to predict the extent to which the clinical trial process may be affected by existing or prospective legislative and regulatory developments. Due to these and other factors, Immunic’s current or future product candidates could take a significantly longer time to gain marketing approval than expected or may never gain marketing approval. This could delay or eliminate any potential product revenue by delaying or terminating the potential commercialization of Immunic’s current product candidates.

Preclinical trials must also be conducted in accordance with FDA and comparable foreign authorities’ legal requirements, regulations or guidelines, including Good Laboratory Practice, or GLP, an international standard meant to harmonize the conduct and quality of non-clinical studies and the archiving and reporting of findings. Preclinical studies including long-term toxicity studies and carcinogenicity studies in experimental animals may result in findings that may require further evaluation, which could affect the risk-benefit evaluation of clinical development, or which may even lead the regulatory agencies to delay, prohibit the initiation of or halt clinical trials or delay or deny marketing authorization applications. Failure to adhere to the applicable GLP standards or misconduct during the course of preclinical trials may invalidate the data and require one or more studies to be repeated or additional testing to be conducted.

Clinical trials must also be conducted in accordance with legal requirements, regulations or guidelines of the FDA and comparable foreign authorities, including human subject protection requirements and GCP. Clinical trials are subject to further oversight by these governmental agencies and IRBs at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of Immunic’s current product candidates produced under cGMP and other requirements. Immunic’s clinical trials are conducted at multiple sites, including some sites in countries outside the United States and the European Union, which may subject Immunic to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of foreign and non-European Union clinical research organizations, as well as expose Immunic to risks associated with clinical investigators who are unknown to the FDA or European regulatory authorities, and with different standards of diagnosis, screening and medical care.

To date, Immunic has not completed all clinical trials required for the approval of its current product candidates. The commencement and completion of clinical trials for Immunic’s current product candidates may be delayed, suspended or terminated as a result of many factors, including but not limited to:

•	the delay or refusal of regulators or IRBs to authorize Immunic to commence a clinical trial at a prospective trial site;
•	changes in regulatory requirements, policies and guidelines;
•	the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of Immunic’s clinical trials;
•	failure to reach agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	delays in patient enrollment and variability in the number and types of patients available for clinical trials;
•	the inability to enroll a sufficient number of patients in trials to ensure adequate statistical power to detect statistically significant treatment effects;
•	lower than anticipated retention rates of patients and volunteers in clinical trials;
•	clinical sites deviating from trial protocols or dropping out of a trial;
•	adding new clinical trial sites;
•	negative or inconclusive results, which may require Immunic to conduct additional preclinical or clinical trials or to abandon projects that Immunic expects to be promising;
•	safety or tolerability concerns, which could cause Immunic to suspend or terminate a trial if it finds that the participants are being exposed to unacceptable health risks;
•	regulators or IRBs requiring that Immunic or its investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
•	Immunic’s third-party research and manufacturing contractors failing to comply with regulatory requirements or meet their contractual obligations to Immunic in a timely manner, or at all;
•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;
•	delays in establishing the appropriate dosage levels;
•	the quality or stability of Immunic’s current product candidates falling below acceptable standards;
•	the inability to produce or obtain sufficient quantities of Immunic’s current product candidates to complete clinical trials; and
•	exceeding budgeted costs due to difficulty in predicting accurately the costs associated with clinical trials.

Patient enrollment is a significant factor in the timing of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial, the design of the clinical trial, and competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications Immunic is investigating.

There are significant requirements imposed on Immunic and on clinical investigators who conduct clinical trials that Immunic sponsors. Although Immunic is responsible for selecting qualified clinical investigators, providing them with the information they need to conduct the clinical trial properly, ensuring proper monitoring of the clinical trial, and ensuring that the clinical trial is conducted in accordance with the general investigational plan and protocols contained in the IND, Immunic cannot ensure that clinical investigators will maintain compliance with all regulatory requirements at all times. The pharmaceutical industry has experienced cases where clinical investigators have been found to incorrectly record data, omit data, or even falsify data. Immunic cannot ensure that the clinical investigators in its trials will not make mistakes or otherwise compromise the integrity or validity of data, any of which would have a significant negative effect on Immunic’s ability to obtain marketing approval, Immunic’s business, and Immunic’s financial condition.

Immunic could encounter delays if a clinical trial is suspended or terminated by Immunic, by the IRBs or Ethics Committees of the institutions in which such trial is being conducted, by the independent Steering Committee, by the data safety monitoring board, or DSMB, for such trial, or by the FDA or comparable foreign regulatory authorities. Immunic or such authorities may impose a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Immunic’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using the drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If Immunic experiences delays in the completion of, or experiences termination of, any clinical trial of its current product candidates, the commercial prospects of its current product candidates will be harmed, and Immunic’s ability to generate product revenues from its product candidates will be delayed. In addition, any delays in completing Immunic’s clinical trials will increase its costs, slow its development and approval process and jeopardize its ability to commence product sales and generate revenues.

Moreover, clinical investigators for Immunic’s clinical trials may serve as scientific advisors or consultants to Immunic from time to time and receive compensation in connection with such services. Immunic is required to report certain financial relationships with clinical investigators to the FDA and, where applicable, take steps to minimize the potential for bias resulting from such financial relationships. The FDA will evaluate the reported information and may conclude that a financial relationship between Immunic and a clinical investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site, and the utility of the clinical trial itself may be jeopardized. This could result in a refusal to accept or a delay in approval of Immunic’s marketing applications by the FDA and may ultimately lead to the denial of marketing approval of one or more of its product candidates.

Any development candidate may also show in preclinical testing or clinical trials new and unexpected findings regarding safety and tolerability. Such findings may harm the ability to conduct further development of product candidates, may delay such development, may require additional expensive tests, may harm the ability of Immunic to partner these development candidates, or may delay or prevent marketing approval by regulatory agencies. It may also harm the ability to compete in the market with other products or to achieve certain pricing thresholds.

Any of these occurrences could materially adversely affect Immunic’s business, financial condition, results of operations, and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval of Immunic’s current product candidates. Significant clinical trial delays could also allow Immunic’s competitors to bring products to market before Immunic is able to do so, shorten any periods during which Immunic may have the exclusive right to commercialize its current product candidates, if approved, and impair its ability to commercialize its current product candidates, if approved, which may harm Immunic’s business, financial condition, results of operations, and prospects.

Use of patient-reported outcomes in Immunic’s clinical trials may delay the development of its product candidates or increase development costs.

Due to the difficulty of objectively measuring the efficacy of IMU-838, patient-reported outcomes, or PROs, may have an important role in the development and regulatory approval of Immunic’s IMU-838. PROs involve patients’ subjective assessments of efficacy, and this subjectivity increases the uncertainty in determining clinical endpoints. Such assessments can be influenced by factors outside of Immunic’s control, and can vary widely from day-to-day for a particular patient, and from patient-to-patient and site-to-site within a clinical trial. Furthermore, Immunic intends to use PROs in its Phase 3 trials of IMU-838 in inflammatory bowel disease, which may make the outcome of those trials more uncertain and may increase Immunic’s costs and time to finish regulatory approval trials.

Clinical failure can occur at any stage of clinical development. Because the results of earlier clinical trials are not necessarily predictive of future results, any product candidate Immunic advances through clinical trials may not have favorable results in later clinical trials or receive marketing approval.

Clinical failure can occur at any stage of Immunic’s clinical development. The results of preclinical studies and early clinical trials of Immunic’s product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Clinical trials may produce negative or inconclusive results, and Immunic may decide, or regulators may require Immunic, to conduct additional clinical or preclinical testing. Data obtained from tests are susceptible to varying interpretations, and regulators may not interpret Immunic’s data as favorably as Immunic does, which may delay, limit or prevent marketing approval of Immunic’s product candidates. In addition, the design of a clinical trial can determine whether its results will support approval of a product, or approval of a product for desired indications, and flaws or shortcomings in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Immunic has limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval for Immunic’s desired indications. Further, clinical trials of product candidates often reveal that it is not practical or feasible to continue development efforts. If one of Immunic’s product candidates is found to be unsafe or lack efficacy, Immunic will not be able to obtain marketing approval for it and Immunic’s business would be harmed. For example, if the results of Immunic’s clinical trials of its product candidates do not achieve pre-specified endpoints, if Immunic is unable to provide primary or secondary endpoint measurements deemed acceptable by the FDA or comparable foreign regulators or if Immunic is unable to demonstrate an acceptable level of safety relative to the efficacy associated with its proposed indications, the prospects for approval of Immunic’s product candidates would be materially and adversely affected. A number of companies in the pharmaceutical industry, including those with greater resources and experience than Immunic, have suffered significant setbacks in Phase 2 and Phase 3 clinical trials, even after seeing promising results in earlier clinical trials.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including differences in trial protocols and design, the size and type of the patient population, adherence to the dosing regimen and the rate of dropout among clinical trial participants. Immunic does not know whether any clinical trials it may conduct will demonstrate consistent and/or adequate efficacy and safety to obtain marketing approval for Immunic’s product candidates.

Marketing approval may be substantially delayed or may not be obtained for one or all of Immunic’s product candidates if regulatory authorities require additional or more time-consuming studies to assess the safety and efficacy of its product candidates.

Immunic may be unable to initiate or complete development of its product candidates on schedule, if at all. The timing for the completion of the studies for Immunic’s product candidates will require additional funding. In addition, if regulatory authorities require additional or more time-consuming studies to assess the safety or efficacy of Immunic’s product candidates, Immunic may not have or be able to obtain adequate funding to complete the necessary steps for approval for any or all of its product candidates. Additional delays may result if the FDA, an FDA Advisory Committee (if one is convened to review Immunic’s NDA) or other regulatory authority indicates that the product candidate should not be approved or there should be restrictions on approval, such as the requirement for a REMS, to ensure safe use of the drug. Delays in marketing approval or rejections of applications for marketing approval in the United States or other markets may result from many factors, including:

•	the FDA’s or comparable foreign regulatory authorities’ disagreement with the design or implementation of Immunic’s clinical trials;
•	regulatory requests for additional analyses, reports, data, non-clinical and preclinical studies and clinical trials;
•

regulatory questions or disagreement by the FDA or comparable regulatory authorities regarding interpretations of data and results and the emergence of new information regarding Immunic’s current or future product candidates or the field of research;

•	unfavorable or inconclusive results of clinical trials and supportive non-clinical studies, including unfavorable results regarding safety or efficacy of Immunic’s product candidates during clinical trials;
•	failure to meet the level of statistical significance required for approval;
•	inability to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	lack of adequate funding to commence or continue Immunic’s clinical trials due to unforeseen costs or other business decisions;
•	regulatory authorities may find inadequate the manufacturing processes or facilities of the third-party manufacturers with which Immunic contracts for clinical and commercial supplies;
•	Immunic may have insufficient funds to pay the significant user fees required by the FDA upon the filing of an NDA; and
•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner that would delay marketing approval.

The lengthy and unpredictable approval process, as well as the unpredictability of future clinical trial results, may result in Immunic’s failure to obtain marketing approval to market its product candidates, which would significantly harm Immunic’s business, results of operations and prospects.

Immunic’s product candidates may cause undesirable adverse effects or have other properties that could delay or prevent their marketing approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if obtained.

Undesirable side effects caused by Immunic’s product candidates could cause Immunic or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of marketing approval by the FDA or other comparable foreign authorities. If any of Immunic’s current product candidates or any future product candidate Immunic develops is associated with serious adverse, undesirable or unacceptable side effects, Immunic may need to abandon such candidate’s development or limit development to certain uses or sub-populations in which such side effects are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early-stage or clinical testing have later been found to cause side effects that prevented further development of the compound. Results of Immunic’s trials could reveal a high and unacceptable prevalence of these or other side effects. In such an event, Immunic’s trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order Immunic to cease further development of or deny approval of its product candidates for any or all targeted indications. Drug-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims.

If Immunic’s product candidates receive marketing approval, and Immunic or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such products;
•	Immunic may be required to recall a product or change the way such product is administered to patients;
•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing process for the product or any component thereof;
•	regulatory authorities may require the addition of labeling statements, such as a precaution, “black box” warning or other warnings or a contraindication;
•	Immunic or its collaborators may be required to implement a REMS or create a medication guide outlining the risks of such side effect for distribution to patients;
•	Immunic or its collaborators could be sued and held liable for harm caused to patients;
•	the product may become less competitive; and
•	Immunic’s reputation may suffer.

Any of these events could prevent Immunic from achieving or maintaining market acceptance of its product candidates, if approved, and could materially adversely affect Immunic’s business, financial condition, results of operations and prospects.

Immunic is heavily dependent on the success of its product candidates, which are in the early stages of clinical development. Immunic cannot give any assurance that it will generate data for any of its product candidates sufficient to receive regulatory approval in its planned indications, which will be required before they can be commercialized.

Immunic has invested substantially all of its efforts and financial resources to identify, acquire and develop its portfolio of product candidates. Its future success is dependent on its ability to successfully further develop, obtain regulatory approval for, and commercialize one or more product candidates. Immunic currently generates no revenue from sales of any products, and Immunic may never be able to develop or commercialize a product candidate.

None of Immunic’s product candidates have advanced into a pivotal clinical trial for Immunic’s proposed indications. Immunic is not permitted to market or promote any of its product candidates before it receives regulatory approval from the FDA or comparable foreign regulatory authorities, and Immunic may never receive such regulatory approval for any of its product candidates. Immunic cannot be certain that any of its product candidates will be successful in clinical trials or receive regulatory approval. Further, its product candidates may not receive regulatory approval even if they are successful in clinical trials. If Immunic does not receive regulatory approvals for its product candidates, Immunic may not be able to continue its operations.

Immunic may use its financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because Immunic has limited financial and human resources, it may forego or delay pursuit of opportunities with some programs or product candidates or for indications that later prove to have greater commercial potential. Immunic’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or more profitable market opportunities. Immunic’s spending on current and future research and development programs and future product candidates for specific indications may not yield any commercially viable products. Immunic may also enter into additional strategic collaboration agreements to develop and commercialize some of its programs and potential product candidates in indications with potentially large commercial markets. If Immunic does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through strategic collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for Immunic to retain sole development and commercialization rights to such product candidate, or Immunic may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

Immunic may find it difficult to enroll patients in its clinical trials given the limited number of patients who have the diseases for which its product candidates are being studied. Difficulty in enrolling patients could delay or prevent clinical trials of its product candidates.

Identifying and qualifying patients to participate in clinical trials of Immunic’s product candidates is essential to its success. The timing of Immunic’s clinical trials depends in part on the rate at which Immunic can recruit patients to participate in clinical trials of its product candidates, and Immunic may experience delays in its clinical trials if Immunic encounters difficulties in enrollment.

The eligibility criteria of Immunic’s planned clinical trials may further limit the available eligible trial participants as Immunic expects to require that patients have specific characteristics that Immunic can measure or meet the criteria to assure their conditions are appropriate for inclusion in its clinical trials. Immunic may not be able to identify, recruit, and enroll a sufficient number of patients to complete its clinical trials in a timely manner because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, and the willingness of physicians to participate in its planned clinical trials. If patients are unwilling to participate in Immunic’s clinical trials for any reason, the timeline for conducting trials and obtaining regulatory approval of its product candidates may be delayed.

If Immunic experiences delays in the completion of, or experiences termination of, any clinical trials of its product candidates, the commercial prospects of its product candidates could be harmed, and its ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing its clinical trials would likely increase its overall costs, impair product candidate development and jeopardize its ability to obtain regulatory approval relative to its current plans. Any of these occurrences may harm its business, financial condition, and prospects significantly.

Even if Immunic receives marketing approval for its product candidates, such approved products will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, Immunic’s product candidates, if approved, could be subject to labeling and other restrictions, and Immunic may be subject to penalties and legal sanctions if it fails to comply with regulatory requirements or experience unanticipated problems with its approved products.

If the FDA approves any of Immunic’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP regulations and GCP for any clinical trials that Immunic conducts post-approval. Any marketing approvals that Immunic receives for its product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor safety and efficacy.

Later discovery of previously unknown problems with an approved product, including adverse events of unanticipated severity or frequency, or with manufacturing operations or processes, or failure to comply with regulatory requirements, or evidence of acts that raise questions about the integrity of data supporting the product approval, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;
•	fines, warning letters, untitled letters, or holds on clinical trials;
•	refusal by the FDA to approve pending applications or supplements to approved applications filed by Immunic, or suspension or revocation of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products; and
•	injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay marketing approval, manufacturing or commercialization of Immunic’s product candidates. Immunic cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Immunic is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or not able to maintain regulatory compliance, it may lose any marketing approval that may have been obtained and it may not achieve or sustain profitability, which would adversely affect Immunic’s business.

If Immunic fails to obtain regulatory approval in jurisdictions outside the United States, it will not be able to market its products in those jurisdictions.

Immunic intends to market its product candidates, if approved, in international markets, or in conjunction with collaborators. Such marketing will require separate regulatory approvals in each market and compliance with numerous and varying regulatory requirements. The approval procedures vary from country to country and may require testing in addition to what is required for a marketing application in the United States. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. In addition, in many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The failure to obtain approval in one jurisdiction may negatively impact Immunic’s ability to obtain approval in another jurisdiction. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval and additional or different risks. Immunic may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize its products in any market.

Agencies like the FDA and national competition regulators in European countries regulate the promotion and uses of drugs not consistent with approved product labeling requirements. If Immunic is found to have improperly promoted its current product candidates for uses beyond those that are approved, Immunic may become subject to significant liability.

Regulatory authorities like the FDA and national competition laws in Europe strictly regulate the promotional claims that may be made about prescription products, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or comparable foreign regulatory authorities as reflected in the product’s approved labeling, known as “off-label” use, nor may it be promoted prior to obtaining marketing approval. If Immunic receives marketing approval for its product candidates for Immunic’s proposed indications, physicians may nevertheless use Immunic’s products for their patients in a manner that is inconsistent with the approved label if the physicians personally believe in their professional medical judgment it could be used in such manner. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

In addition, the FDA requires that promotional claims not be “false or misleading” as such terms are defined in the FDA’s regulations. For example, the FDA requires substantial evidence, which generally consists of two adequate and well-controlled head-to-head clinical trials, for a company to make a claim that its product is superior to another product in terms of safety or effectiveness. Generally, unless Immunic performs clinical trials meeting that standard comparing its product candidates to competitive products and these claims are approved in Immunic’s product labeling, Immunic will not be able promote its current product candidates as superior to other products. If Immunic is found to have made such claims it may become subject to significant liability. In the United States, the federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in improper promotion. The FDA has also requested that companies enter into consent decrees or corporate integrity agreements. The FDA could also seek permanent injunctions under which specified promotional conduct is monitored, changed or curtailed.

Immunic’s current and future relationships with healthcare professionals, investigators, consultants, collaborators, actual customers, potential customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, physician payment transparency, health information privacy and security and other healthcare laws and regulations, which could expose Immunic to sanctions.

Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any drug candidates for which Immunic obtains marketing approval. Immunic’s current and future arrangements with healthcare professionals, investigators, consultants, collaborators, actual customers, potential customers and third-party payors may expose Immunic to broadly applicable fraud and abuse and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, that may constrain the business or financial arrangements and relationships through which Immunic sells, markets and distributes any drug candidates for which it obtains marketing approval. In addition, Immunic may be subject to physician payment transparency laws and patient privacy and security regulation by the federal government and by the U.S. states and foreign jurisdictions in which Immunic conducts its business. The applicable federal, state and foreign healthcare laws that may affect Immunic’s ability to operate include the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under federal and state healthcare programs such as Medicare and Medicaid;
•	federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;
•	the civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent;
•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;
•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which impose obligations on covered entities, including healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;
•	the federal Open Payments program, created under Section 6002 of the Patient Protection and Affordable Care Act, or the Affordable Care Act, and its implementing regulations, which imposed new annual reporting requirements for manufacturers of drugs, devices, biologicals and medical supplies for certain payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all covered payments, transfers of value and ownership or investment interests may result in civil monetary penalties; and
•	analogous state and foreign laws, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Further, the Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute and certain criminal statutes governing healthcare fraud. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provided that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

Efforts to ensure that Immunic’s future business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that Immunic’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws. If Immunic’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, Immunic may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of Immunic’s operations, which could significantly harm its business. If any of the physicians or other healthcare providers or entities with whom Immunic expects to do business, including its current and future collaborators, if any, are found not to be in compliance with applicable laws, those persons or entities may be subject to criminal, civil or administrative sanctions, including exclusion from participation in government healthcare programs, which could also affect Immunic’s business.

The impact of recent and future healthcare reform legislation and other changes in the healthcare industry and healthcare spending on Immunic is currently unknown, and may adversely affect its business model.

In the United States and some foreign jurisdictions, legislative and regulatory changes and proposed changes regarding the healthcare system could prevent or delay marketing approval of Immunic’s drug candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any drug candidates for which Immunic obtains marketing approval.

Immunic’s revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. Immunic operates in a highly regulated industry and new laws, regulations, judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact Immunic’s business, financial condition, results of operations and prospects. There is significant interest in promoting health care reform, as evidenced by the enactment in the United States of the Affordable Care Act. Among other things, the Affordable Care Act contains provisions that may reduce the profitability of drug products, including, for example, revising the methodology by which rebates owed by manufacturers for covered outpatient drugs under the Medicaid Drug Rebate Program are calculated, extending the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care plans, imposing mandatory discounts for certain Medicare Part D beneficiaries, and subjecting drug manufacturers to payment of an annual fee.

In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of 2% per fiscal year, which started in April 2013, and, due to subsequent legislative amendments, will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers.

Immunic expects that additional healthcare reform measures and drug pricing regulations that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that it receives for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Immunic from being able to generate revenue or commercialize Immunic’s drugs.

It is likely that federal and state legislatures within the United States and foreign governments will continue to consider changes to existing healthcare legislation. Immunic cannot predict the reform initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	the demand for any drug products for which Immunic may obtain marketing approval;
•	Immunic’s ability to set a price that Immunic believes is fair for its products;
•	Immunic’s ability to obtain coverage and reimbursement approval for a product;
•	Immunic’s ability to generate revenues and achieve or maintain profitability; and
•	the level of taxes that Immunic is required to pay.

If Immunic fails to comply with environmental, health and safety laws and regulations, Immunic could become subject to fines or penalties or incur costs that could have a material adverse effect on its business, financial condition or results of operations.

Immunic’s research and development activities and its third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of hazardous materials, including the components of its product candidates and other hazardous compounds. Immunic and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Immunic’s and its manufacturers’ facilities pending their use and disposal. Immunic cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although Immunic believes that the safety procedures utilized by it and its third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, Immunic cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, Immunic may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail Immunic’s use of specified materials and/or interrupt its business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. Immunic cannot predict the impact of such changes and cannot be certain of its future compliance. Immunic does not currently carry biological or hazardous waste insurance coverage.

Other Risks Related to Immunic’s Business

Due to Immunic’s limited resources and access to capital, it must decide to prioritize development of its current product candidates for certain indications and at certain doses. These decisions may prove to have been wrong and may materially adversely affect Immunic’s business, financial condition, results of operations and prospects.

Because Immunic has limited resources and access to capital to fund its operations, it must decide which dosages and indications to pursue for the clinical development of its current product candidates and the amount of resources to allocate to each. Immunic’s decisions concerning the allocation of research, collaboration, management and financial resources toward dosages or therapeutic areas may not lead to the development of viable commercial products and may divert resources away from better opportunities. If Immunic makes incorrect determinations regarding the market potential of its current product candidates or misreads trends in the pharmaceutical industry, Immunic’s business, financial condition, results of operations and prospects could be materially adversely affected.

Immunic may not be able to win government, academic institution or non-profit contracts or grants.

From time to time, Immunic may apply for contracts or grants from government agencies, non-profit entities and academic institutions. Such contracts or grants can be highly attractive because they provide capital to fund the ongoing development of Immunic’s product candidates without diluting its stockholders. However, there is often significant competition for these contracts or grants. Entities offering contracts or grants may have requirements to apply for or to otherwise be eligible for certain contracts or grants that Immunic’s competitors may be able to satisfy that Immunic cannot. In addition, such entities may make arbitrary decisions as to whether to offer contracts or make grants, to whom the contracts or grants may or will be awarded and the size of the contracts or grants to each awardee. Even if Immunic is able to satisfy the award requirements, there is no guarantee that Immunic will be a successful awardee. Therefore, Immunic may not be able to win any contracts or grants in a timely manner, if at all.

If Immunic fails to attract and retain key management and scientific personnel, it may be unable to successfully develop or commercialize its product candidates.

Immunic’s success as a biotechnology company depends on its continued ability to attract, retain and motivate highly qualified management and scientific and clinical personnel. The loss of the services of any of Immunic’s senior management could delay or prevent obtaining marketing approval or commercialization of its product candidates.

Immunic may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for a limited number of qualified personnel among biotechnology businesses, and other pharmaceutical, biotechnology and other businesses. Immunic’s failure to attract, hire, integrate and retain qualified personnel could impair its ability to achieve its business objectives.

If a successful product liability claim or series of claims is brought against Immunic for uninsured liabilities or in excess of insured liabilities, Immunic could be forced to pay substantial damage awards.

The use of any of Immunic’s product candidates in clinical trials, and the sale of any approved products, may expose Immunic to product liability claims. Immunic currently maintains product liability insurance. Immunic intends to monitor the amount of coverage it maintains as the size and design of its clinical trials evolve and adjust the amount of coverage it maintains accordingly. However, there is no assurance that such insurance coverage will fully protect Immunic against some or all of the claims to which it might become subject. Immunic might not be able to maintain adequate insurance coverage at a reasonable cost or in sufficient amounts or scope to protect it against potential losses. In the event a claim is brought against Immunic, it might be required to pay legal and other expenses to defend the claim, as well as uncovered damages awards resulting from a claim brought successfully against Immunic.

Furthermore, whether or not Immunic is ultimately successful in defending any such claims, Immunic might be required to direct financial and managerial resources to such defense and adverse publicity could result, all of which could harm Immunic’s business.

Immunic’s employees, independent contractors, investigators, contract research organizations, consultants, collaborators and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

Immunic is exposed to the risk that its employees and other third parties may engage in fraudulent conduct or other illegal activity. Misconduct by employees and other third parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to Immunic that violate FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, manufacturing standards, federal and state healthcare fraud and abuse laws and regulations, or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Immunic’s reputation. It is not always possible to identify and deter employee and other third-party misconduct, and the precautions Immunic takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Immunic from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against Immunic, and Immunic is not successful in defending itself or asserting its rights, those actions could have a significant impact on Immunic’s business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of Immunic’s operations, any of which could adversely affect Immunic’s ability to operate.

Immunic will need to expand its organization and Immunic may experience difficulties in managing this growth, which could disrupt its operations.

As of June 30, 2019, Immunic had eighteen (18) employees. As Immunic’s development and commercialization plans and strategies develop, Immunic expects to need additional managerial, operational, sales, marketing, financial, legal and other resources. Its management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these growth activities. As Immunic advances its product candidates through clinical trials, it will need to expand its development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for Immunic. As Immunic’s operations expand, Immunic expects that it will need to manage additional relationships with such third parties, as well as additional collaborators and suppliers.

Immunic may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. Immunic’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If its management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and Immunic may not be able to implement its business strategy. Immunic’s future financial performance and its ability to commercialize product candidates and compete effectively will depend, in part, on its ability to effectively manage any future growth.

Immunic’s internal computer systems, or those of its development collaborators, third-party clinical research organizations or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of Immunic’s product development programs.

Despite the implementation of security measures, Immunic’s internal computer systems and those of its current and any future CROs and other contractors, consultants and collaborators are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While Immunic has not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of Immunic’s development programs and its business operations. For example, the loss of clinical trial data from ongoing, completed or future clinical trials could result in delays in Immunic’s marketing approval efforts and significantly increase its costs to recover or reproduce the data. Likewise, Immunic intends to rely on third parties to manufacture its product candidates and conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on Immunic’s business. To the extent that any disruption or security breach were to result in a loss of, or damage to, Immunic’s data or applications, or inappropriate disclosure of confidential or proprietary information, Immunic could incur liability and the further development and commercialization of its product candidates could be delayed.

Risks Related to Commercialization of Immunic’s Product Candidates

Even if Immunic obtains the required regulatory approvals in the United States and other territories, the commercial success of its product candidates will depend on market awareness and acceptance of its product candidates.

Even if Immunic obtains marketing approval for its current product candidates or any other product candidates that it may develop or acquire in the future, the products may not gain market acceptance among physicians, key opinion leaders, healthcare payors, patients and the medical community. Market acceptance of any approved products depends on a number of factors, including:

•	the timing of market introduction;
•	the efficacy and safety of the product, as demonstrated in clinical trials;
•	the clinical indications for which the product is approved and the label approved by regulatory authorities for use with the product, including any precautions, warnings or contraindications that may be required on the label;
•	acceptance by physicians, key opinion leaders and patients of the product as a safe and effective treatment;
•	the cost, safety and efficacy of treatment in relation to alternative treatments;
•	the availability of coverage and adequate reimbursement and pricing by third-party payors and government authorities;
•	the number and clinical profile of competing products;
•	the growth of drug markets in Immunic’s various indications;
•	relative convenience and ease of administration;
•	marketing and distribution support;
•	the prevalence and severity of adverse side effects; and
•	the effectiveness of Immunic’s sales and marketing efforts.

Market acceptance is critical to Immunic’s ability to generate revenue. Any product candidate, if approved and commercialized, may be accepted in only limited capacities or not at all. If any approved products are not accepted by the market to the extent that Immunic expects, Immunic may not be able to generate revenue and its business would suffer.

Immunic currently has limited marketing and sales experience. If Immunic is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell its product candidates, Immunic may be unable to generate any revenue.

Immunic has never commercialized a product candidate, and Immunic currently has no marketing and sales organization. To the extent Immunic’s product candidates are approved for marketing, if Immunic is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its product candidates, Immunic may not be able to effectively market and sell its product candidates or generate product revenue.

In addition, Immunic currently does not have marketing, sales or distribution capabilities for its product candidates. In order to commercialize any of Immunic’s products that receive marketing approval, it would have to build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and Immunic may not be successful in doing so. In the event of successful development of Immunic’s product candidates, if Immunic elects to build a targeted specialty sales force, such an effort would be expensive and time consuming. Any failure or delay in the development of Immunic’s internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. Immunic may choose to collaborate with third parties that have their own sales forces and established distribution systems, in lieu of or to augment any sales force and distribution systems Immunic may create. If Immunic is unable to enter into collaborations with third parties for the commercialization of approved products, if any, on acceptable terms or at all, or if any such collaborator does not devote sufficient resources to the commercialization of Immunic’s product or otherwise fails in commercialization efforts, Immunic may not be able to successfully commercialize its product candidates if it receives marketing approval. If Immunic is not successful in commercializing its product candidates, either on its own or through collaborations with one or more third parties, its future revenue will be materially and adversely impacted.

If Immunic fails to enter into strategic relationships or collaborations, its business, financial condition, commercialization prospects and results of operations may be materially adversely affected.

Immunic’s product development programs and the potential commercialization of its current product candidates will require substantial additional cash to fund expenses. Therefore, in addition to financing the development of Immunic’s product candidates through additional equity financings or through debt financings, Immunic may decide to enter into collaborations with pharmaceutical or biopharmaceutical companies for the development and potential commercialization of its product candidates.

Immunic faces significant competition in seeking appropriate collaborators. Collaborations are complex and time-consuming to negotiate and document. Immunic may also be restricted under existing and future collaboration agreements from entering into agreements on certain terms with other potential collaborators. Immunic may not be able to negotiate collaborations on acceptable terms, or at all. If that were to occur, Immunic may have to curtail the development of a particular product, reduce or delay its development program or one or more of its other development programs, delay its potential commercialization or reduce the scope of its sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Immunic elects to increase its expenditures to fund development or commercialization activities on its own, Immunic may need to obtain additional capital, which may not be available to Immunic on acceptable terms or at all. If Immunic does not have sufficient funds, Immunic will not be able to bring its product candidates to market and generate product revenue. If Immunic does enter into a new collaboration agreement, it could be subject to the following risks, each of which may materially harm Immunic’s business, commercialization prospects and financial condition:

•	Immunic may not be able to control the amount or timing of resources that the collaborator devotes to the product development program;
•	the collaborator may experience financial difficulties and thus not commit sufficient financial resources to the product development program;
•	Immunic may be required to relinquish important rights such as marketing, distribution and intellectual property rights;
•	a collaborator could move forward with a competing product developed either independently or in collaboration with third parties, including Immunic’s competitors; or
•	business combinations or significant changes in a collaborator’s business strategy may adversely affect Immunic’s willingness to complete its obligations under any arrangement.

Coverage and reimbursement may be limited or unavailable in certain market segments for Immunic’s product candidates, which could make it difficult for Immunic to sell its products profitably.

The pricing, coverage, and reimbursement of Immunic’s approved products, if any, must be sufficient to support its commercial efforts and other development programs, and the availability and adequacy of coverage and reimbursement by third-party payors, including governmental and private insurers, are essential for most patients to be able to afford expensive treatments. Sales of Immunic’s product candidates that may receive approval, if any, will depend substantially, both domestically and abroad, on the extent to which the costs of its approved products, if any, will be paid for or reimbursed by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or government payors and private payors. If coverage and reimbursement are not available, or are available only in limited amounts, Immunic may have to subsidize or provide products for free or Immunic may not be able to successfully commercialize its products.

In addition, there is significant uncertainty related to the insurance coverage and reimbursement for newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for novel product candidates such as Immunic’s and what reimbursement codes its product candidates may receive if approved.

Outside the United States, international operations are generally subject to extensive governmental price controls and other price-restrictive regulations, and Immunic believes the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of products. In many countries, the prices of products are subject to varying price control mechanisms as part of national health systems. Price controls or other changes in pricing regulation could restrict the amount that Immunic is able to charge for its products, if any. Accordingly, in markets outside the United States, the potential revenue may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and private payors in the United States and abroad to limit or reduce healthcare costs may result in restrictions on coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for its products. Immunic expects to experience pricing pressures in connection with products due to the increasing trend toward managed healthcare, including the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs in particular, has and is expected to continue to increase in the future. As a result, profitability of Immunic’s products, if any, may be more difficult to achieve even if they receive regulatory approval.

Immunic faces substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than Immunic does.

The development and commercialization of new drug products is highly competitive. Immunic faces competition from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies, universities and other research institutions worldwide with respect to its product candidates that it may seek to develop or commercialize in the future.

Many of Immunic’s competitors have materially greater name recognition and financial, manufacturing, marketing, research and drug development resources than it does. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in its competitors. Large pharmaceutical companies in particular have extensive expertise in preclinical and clinical testing and in obtaining regulatory approvals for drugs. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with Immunic’s competitors.

If Immunic’s competitors obtain marketing approval from the FDA or comparable foreign regulatory authorities for their product candidates more rapidly than Immunic does, it could result in Immunic’s competitors establishing a strong market position before Immunic is able to enter the market. Third-party payors, including governmental and private insurers, also may encourage the use of generic products. Failure of Immunic’s product candidates to effectively compete against established treatment options or in the future with new products currently in development would harm Immunic’s business, financial condition, results of operations and prospects.

Price controls may be imposed in foreign markets, which may adversely affect Immunic’s future profitability.

In some countries, particularly member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, Immunic may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of its product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of Immunic’s products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, Immunic’s business could be adversely affected.

Risks Related to Third Parties

Immunic relies on third-party suppliers and other third parties for production of its product candidates, and Immunic’s dependence on these third parties may impair the advancement of its research and development programs and the development of its product candidates.

Immunic does not currently own or operate manufacturing facilities for clinical or commercial production of its product candidates. Immunic lacks the resources and the capability to manufacture any of its product candidates on a clinical or commercial scale. Instead, Immunic relies on, and expects to continue to rely on, third parties for the supply of raw materials and manufacture of drug supplies necessary to conduct its preclinical studies and clinical trials. Immunic’s reliance on third parties may expose Immunic to more risk than if Immunic was to manufacture its current product candidates or other products itself. Delays in production by third parties could delay Immunic’s clinical trials or have an adverse impact on any commercial activities. In addition, the fact that Immunic is dependent on third parties for the manufacture of and formulation of its product candidates means that Immunic is subject to the risk that the products may have manufacturing defects that Immunic has limited ability to prevent or control. Although Immunic oversees these activities to ensure compliance with its quality standards, budgets and timelines, Immunic has had and will continue to have less control over the manufacturing of its product candidates than potentially would be the case if it was to manufacture its product candidates. Further, the third parties Immunic deals with could have staffing difficulties, might undergo changes in priorities or may become financially distressed, which would adversely affect the manufacturing and production of Immunic’s product candidates. In addition, a third party could be acquired by, or enter into an exclusive arrangement with, one of Immunic’s competitors, which would adversely affect Immunic’s ability to access the formulations it requires for the manufacturing of its product candidates.

The facilities used by Immunic’s current contract manufacturers and any future manufacturers to manufacture Immunic’s product candidates must be inspected by the FDA after Immunic submits its NDA. Immunic does not control the manufacturing process of, and is completely dependent on, its contract manufacturers for compliance with the regulatory requirements, known as cGMPs, for manufacture of both active drug substances and finished drug products. If Immunic’s contract manufacturers cannot successfully manufacture material that conforms to Immunic’s specifications and the strict regulatory requirements of the FDA or others, the FDA may refuse to approve Immunic’s NDA. If the FDA or a comparable foreign regulatory authority does not approve Immunic’s NDA because of concerns about the manufacture of its product candidates or if significant manufacturing issues arise in the future, Immunic may need to find alternative manufacturing facilities, which would significantly impact its ability to develop its product candidates, obtain marketing approval of its NDA or to continue to market its product candidates, if approved. Although Immunic is ultimately responsible for ensuring compliance with these regulatory requirements, Immunic does not have day-to-day control over a contract manufacturing organization, or CMO, or other third-party manufacturer’s compliance with applicable laws and regulations, including cGMPs and other laws and regulations, such as those related to environmental health and safety matters. Any failure to achieve and maintain compliance with these laws, regulations and standards could subject Immunic to the risk that Immunic may have to suspend the manufacturing of its product candidates or that obtained approvals could be revoked, which would adversely affect Immunic’s business and reputation. In addition, third-party contractors, such as Immunic’s CMOs, may elect not to continue to work with Immunic due to factors beyond Immunic’s control. They may also refuse to work with Immunic because of their own financial difficulties, business priorities or other reasons, at a time that is costly or otherwise inconvenient for Immunic. If Immunic was unable to find adequate replacement or another acceptable solution in time, Immunic’s clinical trials could be delayed or its commercial activities could be harmed.

Problems with the quality of the work of third parties may lead Immunic to seek to terminate its working relationships and use alternative service providers. However, making this change may be costly and may delay clinical trials. In addition, it may be very challenging, and in some cases impossible, to find replacement service providers that can develop and manufacture Immunic’s drug candidates in an acceptable manner and at an acceptable cost and on a timely basis. The sale of products containing any defects or any delays in the supply of necessary services could adversely affect Immunic’s business, financial condition, results of operations, and prospects.

Growth in the costs and expenses of components or raw materials may also adversely affect Immunic’s business, financial condition, results of operations, and prospects. Supply sources could be interrupted from time to time and, if interrupted, supplies may not be resumed (whether in part or in whole) within a reasonable timeframe and at an acceptable cost or at all.

Immunic plans to rely on third parties to conduct clinical trials for its product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, it may cause delays in commencing and completing clinical trials of Immunic’s product candidates or Immunic may be unable to obtain marketing approval for or commercialize its product candidates.

Clinical trials must meet applicable FDA and foreign regulatory requirements. Immunic does not have the ability to independently conduct clinical trials for any of its product candidates. Immunic expects to rely on third parties, such as CROs, medical institutions, clinical investigators and contract laboratories, to conduct all of its clinical trials of its product candidates; however, Immunic remains responsible for ensuring that each of its clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and other foreign regulatory authorities require Immunic to comply with IND and human subject protection regulations and cGCPs for conducting, monitoring, recording, and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. Immunic’s reliance on third parties does not relieve Immunic of these responsibilities and requirements. Regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If Immunic or any of its third-party contractors fail to comply with applicable GCPs, the clinical data generated in Immunic’s clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Immunic to perform additional clinical trials before approving its marketing applications. There is no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Immunic’s clinical trials comply with GCPs. Immunic’s failure to comply with these regulations may require Immunic to repeat clinical trials, which would delay the marketing approval process.

There are significant requirements imposed on Immunic and on clinical investigators who conduct clinical trials that Immunic sponsors. Although Immunic is responsible for selecting qualified CROs or clinical investigators, providing them with the information they need to conduct the clinical trials properly, ensuring proper monitoring of the clinical trials, and ensuring that the clinical trials are conducted in accordance with the general investigational plan and protocols contained in the IND, Immunic cannot ensure that the CROs or clinical investigators will maintain compliance with all regulatory requirements at all times. The pharmaceutical industry has experienced cases where clinical investigators have been found to incorrectly record data, omit data, or even falsify data. Immunic cannot ensure that the CROs or clinical investigators in Immunic’s trials will not make mistakes or otherwise compromise the integrity or validity of data, any of which would have a significant negative effect on Immunic’s ability to obtain marketing approval, its business, and its financial condition.

Immunic or the third parties it relies on may encounter problems in clinical trials that may cause Immunic or the FDA or foreign regulatory agencies to delay, suspend or terminate Immunic’s clinical trials at any phase. These problems could include the possibility that Immunic may not be able to manufacture sufficient quantities of materials for use in its clinical trials, conduct clinical trials at its preferred sites, enroll a sufficient number of patients for its clinical trials at one or more sites, or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, Immunic, the FDA or foreign regulatory agencies may suspend clinical trials of Immunic’s product candidates at any time if Immunic or they believe the subjects participating in the trials are being exposed to unacceptable health risks, whether as a result of adverse events occurring in Immunic’s trials or otherwise, or if Immunic or they find deficiencies in the clinical trial process or conduct of the investigation.

The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting marketing approval for any products, which would result in increased costs and significant delays in the development and commercialization of such products and could result in the withdrawal of such products from the market after obtaining marketing approval. Immunic’s failure to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, data from post-approval studies could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on Immunic’s business.

Immunic may be unable to realize the potential benefits of any collaboration.

Even if Immunic is successful in entering into a collaboration with respect to the development and/or commercialization of one or more product candidates, there is no guarantee that the collaboration will be successful. Collaborations may pose a number of risks, including:

•	collaborators often have significant discretion in determining the efforts and resources that they will apply to the collaboration, and may not commit sufficient resources to the development, marketing or commercialization of the product or products that are subject to the collaboration;
•	collaborators may not perform their obligations as expected;
•	any such collaboration may significantly limit Immunic’s share of potential future profits from the associated program, and may require it to relinquish potentially valuable rights to its current product candidates, potential products or proprietary technologies or grant licenses on terms that are not favorable to Immunic;
•	collaborators may cease to devote resources to the development or commercialization of Immunic’s product candidates if the collaborators view its product candidates as competitive with their own products or product candidates;
•	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the course of development, might cause delays or termination of the development or commercialization of product candidates, and might result in legal proceedings, which would be time-consuming, distracting and expensive;
•	collaborators may be impacted by changes in their strategic focus or available funding, or business combinations involving them, which could cause them to divert resources away from the collaboration;
•	collaborators may infringe the intellectual property rights of third parties, which may expose Immunic to litigation and potential liability;
•	the collaborations may not result in Immunic achieving revenues to justify such transactions; and
•	collaborations may be terminated and, if terminated, may result in a need for Immunic to raise additional capital to pursue further development or commercialization of the applicable product candidate.

As a result, a collaboration may not result in the successful development or commercialization of Immunic’s product candidates.

Immunic enters into various contracts in the normal course of its business in which Immunic indemnifies the other party to the contract. In the event Immunic has to perform under these indemnification provisions, it could have a material adverse effect on its business, financial condition and results of operations.

In the normal course of business, Immunic periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Immunic’s academic and other research agreements, Immunic typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Immunic has secured licenses, and from claims arising from Immunic’s or its sublicensees’ exercise of rights under the agreements.

Should Immunic’s obligation under an indemnification provision exceed applicable insurance coverage or if Immunic were denied insurance coverage, Immunic’s business, financial condition and results of operations could be adversely affected. Similarly, if Immunic is relying on a collaborator to indemnify Immunic and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify Immunic, its business, financial condition and results of operations could be adversely affected.

If Immunic’s contractors fail to comply with continuing regulations, Immunic or they may be subject to enforcement action that could adversely affect Immunic.

If any of Immunic’s contractors fails to comply with the requirements of the FDA and other applicable U.S. or foreign governmental or regulatory authorities or previously unknown problems with Immunic’s products, manufacturers or manufacturing processes are discovered, Immunic or the contractor could be subject to administrative or judicially imposed sanctions, including restrictions on the products, the manufacturers or manufacturing processes Immunic uses, warning letters, untitled letters, civil or criminal penalties, fines, injunctions, product seizures or detentions, import bans, voluntary or mandatory product recalls and publicity requirements, suspension or withdrawal of regulatory approvals, total or partial suspension of production, and refusal to approve pending applications for marketing approval of new products to approved applications.

Risks Related to Immunic’s Intellectual Property

Immunic’s proprietary rights may not adequately protect its technologies and product candidates.

Immunic’s commercial success will depend in part on its ability to obtain additional patents and protect its existing patent position as well as its ability to maintain adequate protection of other intellectual property for its technologies, product candidates, and any future products in the United States and other countries. If Immunic does not adequately protect its intellectual property, competitors may be able to use Immunic’s technologies and erode or negate any competitive advantage Immunic may have, which could harm Immunic’s business and ability to achieve profitability. The laws of some foreign countries do not protect Immunic’s proprietary rights to the same extent or in the same manner as U.S. laws, and Immunic may encounter significant problems in protecting and defending its proprietary rights in these countries. Immunic will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that Immunic’s proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Immunic applies for patents covering both its technologies and product candidates, as it deems appropriate. However, Immunic may fail to apply for patents on important technologies or product candidates in a timely fashion, or at all. Immunic’s existing patents and any future patents it obtains may not be sufficiently broad to prevent others from practicing its technologies or from developing competing products and technologies. Immunic cannot be certain that its patent applications will be approved or that any patents issued will adequately protect Immunic’s intellectual property.

Moreover, the patent positions of pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles are evolving and remain unresolved. As a result, the validity and enforceability of patents cannot be predicted with certainty. In addition, Immunic does not know whether:

•	Immunic or its licensors were the first to make the inventions covered by each of Immunic’s issued patents and pending patent applications;
•	Immunic or its licensors were the first to file patent applications for these inventions;
•	any of the patents that cover Immunic’s product candidates will be eligible to be listed in the FDA’s compendium of “Approved Drug Products with Therapeutic Equivalence Evaluations,” sometimes referred to as the FDA’s Orange Book;
•	others will independently develop similar or alternative technologies or duplicate any of Immunic’s technologies;
•	any of Immunic’s or its licensors’ pending patent applications will result in issued patents;
•	any of Immunic’s or its licensors’ patents will be valid or enforceable;
•	any patents issued to Immunic or its licensors and collaborators will provide Immunic with any competitive advantages, or will be challenged by third parties;
•	Immunic will develop additional proprietary technologies that are patentable;
•	the U.S. government will exercise any of its statutory rights to Immunic’s intellectual property that was developed with government funding; or
•	Immunic’s business may infringe the patents or other proprietary rights of others.

The actual protection afforded by a patent varies based on products or processes, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country, the validity and enforceability of the patents and Immunic’s financial ability to enforce its patents and other intellectual property. Immunic’s ability to maintain and solidify its proprietary position for its product candidates and future products will depend on its success in obtaining effective claims and enforcing those claims once granted. Immunic’s issued patents and those that may issue in the future, or those licensed to Immunic, may be challenged, narrowed, invalidated or circumvented, and the rights granted under any issued patents may not provide Immunic with proprietary protection or competitive advantages against competitors with similar products. Due to the extensive amount of time required for the development, testing and regulatory review of a potential product, it is possible that, before any of Immunic’s product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

Immunic may also rely on trade secrets to protect some of its technology, especially where Immunic does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain. While Immunic uses reasonable efforts to protect its trade secrets, Immunic’s or any of its collaborators’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose Immunic’s proprietary information to competitors and Immunic may not have adequate remedies in respect of that disclosure. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, foreign courts are sometimes less willing than U.S. courts to protect trade secrets. If Immunic’s competitors independently develop equivalent knowledge, methods and know-how, Immunic would not be able to assert its trade secrets against them and Immunic’s business could be harmed.

Immunic is a party to license agreements under which Immunic licenses intellectual property and receives commercialization rights relating to certain of its product candidates. If Immunic fails to comply with obligations in such agreements or otherwise experience disruptions to its business relationships with its licensors, Immunic could lose license rights that are important to its business; any termination of such agreements would adversely affect Immunic’s business.

Immunic is a party to license agreements that give Immunic various commercialization rights, the loss of which (whether due to Immunic’s actions or those of the respective counterparties) may adversely affect Immunic’s business. For instance, in November 2018, Immunic and Daiichi Sankyo Company, Limited entered into a license and option agreement that grants Immunic an exclusive global option to license IMU-856 and related molecules. Under this agreement, Immunic has the rights for commercialization of IMU-856 in all countries including the U.S., Europe and Japan.

The loss of the licenses granted to Immunic under its agreements with these licensors or the rights provided therein would prevent Immunic from developing, manufacturing or marketing products covered by the license or subject to supply commitments, and could materially harm Immunic’s business, financial condition, results of operations and prospects.

Immunic may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Immunic’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, Immunic may not be able to prevent third parties from practicing Immunic’s inventions in all countries outside the United States, or from selling or importing products made using Immunic’s inventions in and into the United States or other jurisdictions. Competitors may use Immunic’s technologies in jurisdictions where Immunic has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Immunic has patent protection, but enforcement rights are not as strong as those in the United States. These products may compete with Immunic’s product candidates in jurisdictions where Immunic does not have any issued patents and Immunic’s patent claims or other intellectual rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Immunic to stop the infringement of its patents generally. Proceedings to enforce Immunic’s patent rights in foreign jurisdictions could result in substantial costs and divert Immunic’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against Immunic. Immunic may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Immunic’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

If Immunic does not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of marketing exclusivity for its product candidates, Immunic’s business may be materially harmed.

Depending on the timing, duration and specifics of FDA marketing approval of Immunic’s product candidates, if any, one of the U.S. patents covering each of such approved product(s) or the use thereof may be eligible for up to five years of patent term restoration under the Hatch-Waxman Act. The Hatch-Waxman Act allows a maximum of one patent to be extended per FDA-approved product. Patent term extension or special protection certificates also may be available in certain foreign countries upon regulatory approval of Immunic’s product candidates. Nevertheless, Immunic may not be granted patent term extension either in the United States or in any foreign country because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or this being impossible or otherwise failing to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than Immunic requests.

If Immunic is unable to obtain patent term extension or restoration, or the term of any such extension is less than Immunic or its collaborators request, the period during which Immunic will have the right to exclusively market its product will be shortened and Immunic’s competitors may obtain approval of competing products following Immunic’s patent expiration, and Immunic’s revenue could be reduced, possibly materially.

Immunic may not identify relevant patents or may incorrectly interpret the relevance, scope or expiration of a patent, which may adversely affect Immunic’s ability to develop and market its product candidates.

Immunic cannot guarantee that any of its patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can Immunic be certain that Immunic has identified each and every patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of its product candidates in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Immunic’s interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact its ability to market its product candidates. Immunic may incorrectly determine that its product candidates are not covered by a third-party patent.

Many patents may cover a marketed product, including but not limited to patents covering the composition, methods of use, formulations, production processes and purification processes of or for the product. The identification of all patents and their expiration dates relevant to the production and sale of a therapeutic product is extraordinarily complex and requires sophisticated legal knowledge in the relevant jurisdiction. It may be impossible to identify all patents in all jurisdictions relevant to a marketed product. Immunic’s determination of the expiration date of any patent in the United States or abroad that it considers relevant may be incorrect, which may negatively impact its ability to develop and market its product candidates.

Obtaining and maintaining Immunic’s patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and Immunic’s patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent prosecution process. Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on any issued patent and/or pending patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of a patent or patent application. Immunic employs an outside firm and relies on its outside counsel to pay these fees. While an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are many situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If Immunic fails to maintain the patents and patent applications directed to its product candidates, Immunic’s competitors might be able to enter the market earlier than should otherwise have been the case, which would have a material adverse effect on Immunic’s business.

The patent protection for Immunic’s product candidates may expire before Immunic is able to maximize their commercial value, which may subject Immunic to increased competition and reduce or eliminate its opportunity to generate product revenue.

The patents for Immunic’s product candidates have varying expiration dates and, if these patents expire, Immunic may be subject to increased competition and Immunic may not be able to recover its development costs or market any of its approved products profitably. In some of the larger potential market territories, such as the United States and Europe, patent term extension or restoration may be available to compensate for time taken during aspects of the product’s development and regulatory review. However, Immunic cannot be certain that such an extension will be granted, or if granted, what the applicable time period or the scope of patent protection afforded during any extension period will be. In addition, even though some regulatory authorities may provide some other exclusivity for a product under their own laws and regulations, Immunic may not be able to qualify the product or obtain the exclusive time period. If Immunic is unable to obtain patent term extension/restoration or some other exclusivity, Immunic could be subject to increased competition and its opportunity to establish or maintain product revenue could be substantially reduced or eliminated. Furthermore, Immunic may not have sufficient time to recover its development costs prior to the expiration of its U.S. and foreign patents.

Immunic may become involved in lawsuits to protect its patents or other intellectual property rights, which could be expensive, time-consuming and ultimately unsuccessful.

Competitors may infringe Immunic’s patents or other intellectual property rights. To counter infringement or unauthorized use, Immunic may be required to file infringement claims, directly or through its licensors, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of Immunic’s licensor is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Immunic’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of the patents Immunic licenses at risk of being invalidated or interpreted narrowly and could put Immunic’s licensors’ patent applications at risk of not issuing.

Interference proceedings brought by the USPTO may be necessary to determine the priority of inventions with respect to patents of Immunic’s licensors and patent applications or those of Immunic’s current or future collaborators. An unfavorable outcome could require Immunic to cease using the technology or to attempt to license rights to it from the prevailing party. Immunic’s business could be harmed if a prevailing party does not offer Immunic a license on terms that are acceptable to Immunic. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of Immunic’s management and other employees. Immunic may not be able to prevent, alone or with its collaborators, misappropriation of its proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Immunic’s confidential and proprietary information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Immunic’s common stock.

Third-party claims of intellectual property infringement or misappropriation may adversely affect Immunic’s business and could prevent Immunic from developing or commercializing its product candidates.

Immunic’s commercial success depends in part on Immunic not infringing the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, ex-parte review, inter party review and post-grant review proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which Immunic is developing and may develop its product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Immunic’s product candidates may be subject to claims of infringement of the patent rights of third parties. If a third party claims that Immunic infringes on their products or technology, Immunic could face a number of issues, including:

•	infringement and other intellectual property claims which, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from Immunic’s core business;
•	substantial damages for past infringement, which Immunic may have to pay if a court decides that its product infringes on a competitor’s patent;
•	a court prohibiting Immunic from selling or licensing its product unless the patent holder licenses the patent to Immunic, which the patent holder would not be required to do;
•	if a license is available from a patent holder, Immunic may have to pay substantial royalties or grant cross licenses to Immunic’s patents; and
•	redesigning Immunic’s processes so they do not infringe, which may not be possible or could require substantial funds and time.

Third parties may assert that Immunic is employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Immunic’s product candidates, that Immunic failed to identify. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until issued as patents. Except for the preceding exceptions, patent applications in the United States and elsewhere are generally published only after a waiting period of approximately 18 months after the earliest filing. Therefore, patent applications covering Immunic’s product candidates could have been filed by others without the knowledge of Immunic or its licensors. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover Immunic’s product candidates or the use or manufacture of its product candidates. Immunic may also face a claim of misappropriation if a third party believes that it inappropriately obtained and used trade secrets of such third party. If Immunic is found to have misappropriated a third party’s trade secrets, Immunic may be prevented from further using such trade secrets, limiting its ability to develop its product candidates, and Immunic may be required to pay damages.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of Immunic’s materials, formulations, methods of manufacture or methods for treatment, the holders of any such patents would be able to block Immunic’s ability to develop and commercialize the applicable product candidate until such patent expired or unless Immunic obtains a license. These licenses may not be available on acceptable terms, if at all. Even if Immunic was able to obtain a license, the rights may be nonexclusive, which could result in Immunic’s competitors gaining access to the same intellectual property.

Ultimately, Immunic could be prevented from commercializing a product, or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Immunic is unable to enter into licenses on acceptable terms. In addition, during the course of any patent or other intellectual property litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of Immunic’s product candidates, programs, or intellectual property could be diminished. Accordingly, the market price of Immunic’s common stock may decline.

Parties making claims against Immunic may obtain injunctive or other equitable relief, which could effectively block Immunic’s ability to further develop and commercialize one or more of its product candidates. Defending against claims of patent infringement or misappropriation of trade secrets could be costly and time-consuming, regardless of the outcome. Thus, even if Immunic was to ultimately prevail, or to settle at an early stage, such litigation could burden Immunic with substantial unanticipated costs. In addition, litigation or threatened litigation could result in significant demands on the time and attention of Immunic’s management team, distracting them from the pursuit of other company business. In the event of a successful claim of infringement against Immunic, Immunic may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. In addition, the uncertainties associated with litigation could have a material adverse effect on Immunic’s ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties, or enter into development collaborations that would help Immunic bring its product candidates to market.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Immunic’s ability to protect its product candidates.

As is the case with other pharmaceutical companies, Immunic’s success is heavily dependent on intellectual property, particularly on obtaining and enforcing patents and patent rights. Obtaining and enforcing patents and patent rights in the biotechnology industry involves both technological and legal complexity, and therefore, is costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Further, several recent U.S. Supreme Court rulings have either narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Immunic’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents and patent rights, once obtained.

For Immunic’s U.S. patent applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law. In September 2011, the Leahy-Smith America Invents Act, or the AIA, was signed into law. The AIA includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, reviewed after issuance, and may also affect patent litigation. The USPTO is currently developing regulations and procedures to govern administration of the AIA, and many of the substantive changes to patent law associated with the AIA. It is not clear what other, if any, impact the AIA will have on the operation of Immunic’s business. Moreover, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of patent rights, all of which could have a material adverse effect on Immunic’s business and financial condition.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-inventor-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before a licensor or Immunic could therefore be awarded a patent covering an invention of Immunic’s even if said licensor Immunic had made the invention before it was made by the third party. This will require Immunic to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, Immunic’s ability to obtain and maintain valid and enforceable patent rights depends on whether the differences between the licensor’s or Immunic’s technology and the prior art allow Immunic’s technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing, Immunic cannot be certain that a licensor or it was the first to either (a) file any patent application related to Immunic’s product candidates or (b) invent any of the inventions claimed in Immunic’s patents or patent applications.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid as unpatentable even though the same evidence may be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate patent rights that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Immunic’s ability to obtain new patents or to enforce its existing patents and patents that Immunic might obtain in the future.

Because of the expense and uncertainty of litigation, Immunic may not be in a position to enforce its intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, Immunic may conclude that even if a third party is infringing the patents of Immunic’s licensors or Immunic or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of Immunic or its stockholders. In such cases, Immunic may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

Intellectual property rights do not address all potential threats to Immunic’s competitive advantage.

The degree of future protection afforded by Immunic’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect Immunic’s business, or permit Immunic to maintain its competitive advantage. The following examples are illustrative:

•	Others may be able to make products that are similar to Immunic’s product candidates but that are not covered by the claims of the patents that Immunic licenses from others or may license or own in the future.
•	Others may independently develop similar or alternative technologies or otherwise circumvent any of Immunic’s technologies without infringing its intellectual property rights.
•	Any of Immunic’s collaborators might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that Immunic licenses or will, in the future, own or license.
•	Any of Immunic’s collaborators might not have been the first to file patent applications covering certain of the patents or patent applications that Immunic licenses or will, in the future, license.
•	Issued patents that have been licensed to Immunic may not provide Immunic with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by Immunic’s competitors.
•	Immunic’s competitors might conduct research and development activities in countries where Immunic does not have license rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in Immunic’s major commercial markets.
•	Ownership of patents or patent applications licensed to Immunic may be challenged by third parties.
•	The patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on Immunic’s business.

Some of Immunic’s intellectual property relies on trade secrets.

In addition to the protection afforded by patents, Immunic also relies on trade secret protection for certain aspects of its intellectual property. Immunic has not filed patents for or has publicly disclosed some of the important properties of its development candidates. Despite adequate efforts by Immunic, those trade secrets may become public knowledge, thereby potentially allowing competitors to develop similar products.

Confidentiality agreements with employees, consultants and others may not adequately prevent disclosure of trade secrets and protect other proprietary information.

Immunic considers proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to its business. Immunic may rely on trade secrets and/or confidential know-how to protect its technology, especially where patent protection is believed by Immunic to be of limited value. However, trade secrets and/or confidential know-how can be difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, Immunic’s policy is to require its employees, consultants, contractors and advisors to enter into confidentiality agreements with Immunic. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose Immunic’s confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time-consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect Immunic’s competitive position. Moreover, Immunic’s competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, Immunic’s competitors could limit Immunic’s use of its trade secrets and/or confidential know-how.

Immunic may need to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights that are important or necessary to the development or commercialization of Immunic’s product candidates. It may be necessary for Immunic to use the patented or proprietary technology of third parties to commercialize its product candidates, in which case Immunic would be required to obtain a license from such third parties. Such a license may not be available on commercially reasonable terms or at all, which could materially harm Immunic’s business.

Immunic may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

Immunic has received confidential and proprietary information from third parties. In addition, Immunic employs individuals who were previously employed at other biotechnology or pharmaceutical companies. Immunic may be subject to claims that Immunic or its employees, consultants or independent contractors have inadvertently or otherwise improperly used or disclosed confidential information of these third parties or Immunic’s employees’ former employers.

Further, Immunic may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing Immunic’s product candidates. Immunic may also be subject to claims that former employees, consultants, independent contractors, collaborators or other third parties have an ownership interest in Immunic’s patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging Immunic’s right to and use of confidential and proprietary information. If Immunic fails in defending any such claims, in addition to paying monetary damages, Immunic may lose its rights therein. Such an outcome could have a material adverse effect on Immunic’s business.

Even if Immunic is successful in defending against these claims, litigation could result in substantial cost and be a distraction to Immunic’s management and employees.

Immunic may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Immunic may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in its patents and other intellectual property. Immunic may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing Immunic’s product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Immunic fails in defending any such claims, in addition to paying monetary damages, Immunic may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Immunic’s business. Even if Immunic is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Immunic’s reliance on third parties requires Immunic to share its trade secrets, which increases the possibility that a competitor will discover them or that Immunic’s trade secrets will be misappropriated or disclosed.

Because Immunic relies on third parties to assist with research and development and to manufacture its product candidates, Immunic must, at times, share trade secrets with them. Immunic seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with its advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose Immunic’s confidential information, including its trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by Immunic’s competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that Immunic’s proprietary position is based, in part, on its know-how and trade secrets, a competitor’s discovery of Immunic’s trade secrets or other unauthorized use or disclosure would impair Immunic’s competitive position and may have a material adverse effect on its business.

In addition, these agreements typically restrict the ability of Immunic’s advisors, employees, third-party contractors and consultants to publish data potentially relating to Immunic’s trade secrets, although Immunic’s agreements may contain certain limited publication rights. For example, any academic institution that Immunic may collaborate with in the future will usually expect to be granted rights to publish data arising out of such collaboration, provided that Immunic is notified in advance and given the opportunity to delay publication for a limited time period in order for Immunic to secure patent protection of intellectual property rights arising from the collaboration, in addition to the opportunity to remove confidential or trade secret information from any such publication. In the future Immunic may also conduct joint research and development programs that may require Immunic to share trade secrets under the terms of its research and development or similar agreements. Despite Immunic’s efforts to protect its trade secrets, Immunic’s competitors may discover its trade secrets, either through breach of Immunic’s agreements with third parties, independent development or publication of information by any of Immunic’s third-party collaborators. A competitor’s discovery of Immunic’s trade secrets would impair Immunic’s competitive position and have an adverse impact on its business.

If Immunic’s trademarks and trade names are not adequately protected, then Immunic may not be able to build name recognition in its markets of interest and its business may be adversely affected.

If Immunic’s trademarks and trade names are not adequately protected, then Immunic may not be able to build name recognition in its markets of interest and its business may be adversely affected. Immunic’s unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Immunic may not be able to protect its rights to these trademarks and trade names, which Immunic needs to build name recognition among potential collaborators or customers in its markets of interest. At times, competitors may adopt trade names or trademarks similar to Immunic’s, thereby impeding Immunic’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Immunic’s unregistered trademarks or trade names. Over the long term, if Immunic is unable to successfully register its trademarks and trade names and establish name recognition based on its trademarks and trade names, then Immunic may not be able to compete effectively and its business may be adversely affected. Immunic’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact Immunic’s financial condition or results of operations.

Risks Related to Being a Public Company

Immunic incurs significant costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

Immunic incurs significant legal, accounting and other expenses that it would not incur as a private company, including costs associated with public company reporting requirements. Immunic also incurs costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and The Nasdaq Stock Market, or Nasdaq. These rules and regulations increase the company’s legal and financial compliance costs and make some activities more time-consuming and costly. Not all members of Immunic’s management have previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for Immunic to attract and retain qualified individuals to serve on its board of directors or as executive officers of the company, which may adversely affect investor confidence in Immunic and could cause Immunic’s business or stock price to suffer.

If Immunic fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

Immunic is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and Nasdaq rules and regulations. The Sarbanes-Oxley Act requires, among other things, that Immunic maintain effective disclosure controls and procedures and internal control over financial reporting. Effective internal control over financial reporting is necessary for Immunic to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Immunic must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K for each year, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Prior to the Exchange, Immunic AG was never required to test its internal controls within a specified period. This requires significant management efforts and requires Immunic to incur substantial professional fees and internal costs to expand its accounting and finance functions. Immunic may experience difficulty in meeting these reporting requirements in a timely manner. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause the company to fail to meet its reporting obligations. In addition, any testing by Immunic, as and when required, conducted in connection with Section 404, or any subsequent testing by the company’s independent registered public accounting firm, as and when required, may reveal deficiencies in the company’s internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement.

In connection with the preparation of Immunic’s consolidated financial statements for the year ended December 31, 2018, Immunic concluded that there was a material weakness in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The material weakness that Immunic identified related to a failure to identify a U.S. generally accepted accounting principles adjustment related to equity-based compensation accounting. As a result of the identification of this material weakness, Immunic plans to implement measures designed to improve its internal control over financial reporting, including the establishment of additional monitoring and oversight controls. Immunic cannot be certain that these efforts will be sufficient to remediate or prevent future material weaknesses or significant deficiencies from occurring.

While Immunic remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm in its Annual Reports on Form 10-K as required by Section 404. There is a risk that neither Immunic, nor its independent registered public accounting firm once Immunic is required to obtain an attestation report on internal control over financial reporting from such firm, will be able to conclude within the prescribed timeframe that Immunic’s internal control over financial reporting is effective as required by Section 404.

If Immunic is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, it may not be able to produce timely and accurate financial statements. If that were to happen, the market price of Immunic’s common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities.

Effective December 31, 2019, Immunic will no longer be an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” will no longer apply, which will increase Immunic’s costs as a public company and increase the demands on management.

Immunic will remain an “emerging growth company” until December 31, 2019, the fiscal year-end following the fifth anniversary of the completion of its initial public offering. After such time, Immunic will no longer be an “emerging growth company” as defined in the JOBS Act. As such, Immunic will incur significant additional expenses that it did not previously incur in complying with the Sarbanes-Oxley Act and rules implemented by the SEC. The cost of compliance with Section 404 has required and will continue to require Immunic to incur substantial accounting expense and expend significant management time on compliance-related issues as it implements additional corporate governance practices and complies with reporting requirements. Moreover, if Immunic or its independent registered public accounting firm identifies deficiencies in Immunic’s internal control over financial reporting that are deemed to be material weaknesses, the market price of Immunic’s stock could decline, and Immunic could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Furthermore, investor perceptions of Immunic may suffer if, in the future, material weaknesses are found, and this could cause a decline in the market price of Immunic’s stock. Irrespective of compliance with Section 404, any failure of Immunic’s internal control over financial reporting could have a material adverse effect on the company’s stated operating results and harm its reputation. If Immunic is unable to implement these changes effectively or efficiently, it could harm Immunic’s operations, financial reporting or financial results and could result in an adverse opinion on internal control from its independent registered public accounting firm.

In addition, Immunic will no longer be eligible for reduced disclosure requirements and exemptions requirements applicable to emerging growth companies regarding executive compensation and exemptions from the requirements of holding advisory say-on-pay votes on executive compensation and as such, Immunic will be required to hold a say-on-pay vote and a say-on-frequency vote at its 2020 annual meeting of stockholders. Immunic expects that the increased disclosure requirements will require additional attention from management and will result in increased costs to the company, which could include higher legal fees, accounting fees and fees associated with investor relations activities, among others.

Risks Related to Immunic’s Common Stock

The market price of Immunic’s common stock is volatile.

The market price of Immunic’s common stock can be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of Immunic’s common stock to fluctuate include:

•	reports on or the perception of clinical progress, or the lack thereof;
•	the ability of Immunic to obtain regulatory approvals for its product candidates, and delays or failures to obtain such approvals;
•	failure of any of Immunic’s product candidates, if approved, to achieve commercial success;
•	failure to maintain its existing third-party license and supply agreements;
•	failure by Immunic or its licensors to prosecute, maintain, or enforce its intellectual property rights;
•	changes in laws or regulations applicable to its product candidates;
•	any inability to obtain adequate supply of its product candidates or the inability to do so at acceptable prices;
•	adverse regulatory authority decisions;
•	introduction of new products, services, or technologies by its competitors;
•	failure to meet or exceed financial and development projections that Immunic may provide to the public;
•	failure to meet or exceed the financial and development projections of the investment community;
•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•	announcements of significant acquisitions, strategic collaborations, joint ventures, or capital commitments by Immunic or its competitors;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and its ability to obtain patent protection for its technologies;
•	additions or departures of key personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	if securities or industry analysts do not publish research or reports about its business, or if they issue adverse or misleading opinions regarding its business and stock;
•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions;
•	sales of common stock by the company or its stockholders in the future;
•	trading volume of its common stock;
•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;
•	adverse publicity relating to the markets in which Immunic operates, including with respect to other products and potential products in such markets;
•	the introduction of technological innovations or new therapies that compete with potential products of Immunic;
•	changes in the structure of health care payment systems; and
•	period-to-period fluctuations in Immunic’s financial results.

Moreover, stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Immunic’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm Immunic’s profitability and reputation.

Additionally, a decrease in the stock price of Immunic may cause the company’s common stock to no longer satisfy the continued listing standards of The Nasdaq Capital Market. If the company is not able to maintain the requirements for listing on The Nasdaq Capital Market, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

Because the Exchange had the same effect as a “reverse merger,” Immunic may not be able to attract the attention of major brokerage firms.

Security analysts of major brokerage firms may not provide coverage of Immunic since, because it became public through a “reverse merger” type of transaction, there is no incentive to brokerage firms to recommend the purchase of its common stock. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about newly public businesses, there are many people in the securities industry and business in general who view “reverse mergers” and similar transactions with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of Immunic and its business, resulting in fewer potential buyers of its common stock, less liquidity and lower stock prices for its investors than would be the case if it had become a public reporting company in a more traditional manner. There is no assurance that brokerage firms will want to provide analyst coverage of Immunic’s capital stock or business in the future.

Anti-takeover provisions in Immunic’s organizational documents and Delaware law might discourage or delay acquisition attempts for the company that stockholders might consider favorable.

Immunic’s Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and Amended and Restated Bylaws, or the Bylaws, contain provisions that may delay or prevent an acquisition or change in control of the company. Immunic’s certificate of incorporation and bylaws include provisions that:

•	authorize Immunic’s board of directors to issue without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock;
•	require that any action to be taken by Immunic’s stockholders be effected at a duly called annual or special meeting and not by written consent;
•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of Immunic’s stockholders, including proposed nominations of persons for election to Immunic’s board of directors;
•	provide that vacancies on Immunic’s board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and
•	establish that Immunic’s board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms.

Further, as a Delaware corporation, Immunic is subject to provisions of Delaware law, which may impair a takeover attempt that Immunic’s stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of Immunic, including actions that its stockholders may deem advantageous, or negatively affect the trading price of its common stock. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause Immunic to take other corporate actions they desire.

Immunic may experience adverse consequences because of required indemnification of officers and directors.

Provisions of Immunic’s Certificate of Incorporation and Bylaws provide that it will indemnify any director and officer as to liabilities incurred in their capacity as a director or officer and on those terms and conditions set forth therein to the fullest extent of Delaware law. Further, Immunic may purchase and maintain insurance on behalf of any such persons whether or not Immunic would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by Immunic and prevent any recovery from its officers, directors, agents and employees for losses incurred by the company as a result of their actions.

Immunic does not anticipate that it will pay any cash dividends in the foreseeable future.

The current expectation is that Immunic will retain its future earnings, if any, to fund the development and growth of its business. As a result, capital appreciation, if any, of the common stock of the company will be stockholders’ sole source of gain, if any, for the foreseeable future.

An active trading market for Immunic’s common stock may not be sustained and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

An active trading market for Immunic’s shares of common stock may not be sustained. If an active market for Immunic’s common stock is not sustained, it may be difficult for stockholders to sell their shares at an attractive price or at all.

Future sales of shares by existing stockholders could cause Immunic’s stock price to decline.

If existing stockholders of Immunic sell, or indicate an intention to sell, substantial amounts of the company’s common stock in the public market after legal restrictions on resale lapse, the trading price of the common stock of the company could decline.

The ownership of Immunic’s common stock is highly concentrated, which may prevent stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Immunic’s stock price to decline.

Executive officers and directors of Immunic and their affiliates and entities that are related to such officers and directors beneficially own or control approximately 61% of the outstanding shares of common stock of the company. Accordingly, these executive officers, directors and their affiliates, acting as a group, have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of Immunic’s assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of Immunic, even if such a change of control would benefit the other stockholders of the company. The significant concentration of stock ownership may adversely affect the trading price of Immunic’s common stock due to investors’ perception that conflicts of interest may exist or arise, and may adversely affect the liquidity of Immunic’s common stock.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about Immunic, its business or its market, its stock price and trading volume could decline.

The trading market for Immunic’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of Immunic’s common stock, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, Immunic will not have any control over the analysts or the content and opinions included in their reports. The price of the Immunic’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of Immunic or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

If Immunic fails to retain accounting and finance staff with appropriate experience, its ability to maintain the financial controls required of a public company may adversely affect its business.

Immunic currently relies on third-party accounting professionals to assist it with its financial accounting and compliance obligations. Immunic is seeking financial professionals with appropriate experience to maintain its financial control and reporting obligations as a public company. If Immunic is unable to identify and retain such qualified and experienced personnel, its business may be adversely affected.

Director Biographies

Dr. Daniel Vitt. Dr. Daniel Vitt is Chief Executive Officer (CEO) and member of the board of directors of Immunic. He is also managing director of Immunic Research GmbH in Halle (Saale). He joined Immunic AG in January 2017 from 4SC AG, a publicly listed stock company based in Martinsried, Germany, which he co-founded in 1997. At 4SC, he served as Chief Scientific Officer (CSO) and Chief Development Officer (CDO). As a member of the executive board, he was responsible for all research and development activities at 4SC group including four clinical stage products. Dr. Vitt studied chemistry in Siegen and Würzburg, Germany from 1989 to 1994 and graduated from the University of Würzburg. During his doctoral studies, he focused on the molecular design of small molecule therapeutics. In 1998, he received his Ph.D. from the Institute of Organic Chemistry at the University of Würzburg.

Dr. Jörg Neermann. Dr. Jörg Neermann is the chairman of Immunic’s supervisory board. Dr. Neermann works for Life Sciences Partners (LSP) and is the managing director of LSP Services Deutschland GmbH, which provides management services for LSP V Coöperatieve U.A., one of Immunic’s current shareholders. He joined LSP in 2007. Dr. Neermann’s prime focus and responsibility within LSP is to invest in unlisted securities. Prior to joining LSP, Dr. Neermann was the managing director of Deutsche Venture Capital, a venture capital and private equity division of Deutsche Bank, where he ran its healthcare investment franchise. Previously, he worked at Atlas Ventures in Germany where he also invested in the healthcare sector. Dr. Neermann has a strong scientific background and hands-on finance and investment expertise and has served on the boards of numerous European biotech and life science companies. Dr. Neermann is currently a director at Probiodrug, a German biotech company that went public on Euronext Amsterdam in 2014 and is active in the development of novel, disease-modifying therapeutics against Alzheimer’s disease. Dr. Neermann studied biotechnology at the Technical University of Brunswick, Germany, and the MIT in Cambridge, USA, and holds a Master’s degree and a Ph.D. in biotechnology from the Technical University in Brunswick, Germany. He also studied economics at the Technical University in Brunswick, Germany, and Harvard Business School, U.S.

Dr. Vincent Ossipow. Dr. Vincent Ossipow is a member of Immunic’s supervisory board and is a Partner at Omega Funds. Dr. Ossipow joined Omega Funds, which manages Immunic’s current shareholder, Global Life Bioventure V S.à r.l., in 2014 and subsequently joined NeoMed in 2017. Previously, Dr. Ossipow worked with Sectoral Asset Management, a healthcare institutional investor, as a partner for private investments. From 2000 to 2006 he was a research fellow at the University of Geneva, studying the molecular basis of brain function, and acted as Sectoral Asset Management’s Chief Scientific Officer during this period. Previously, he worked at Pictet Bank as a research analyst for biotechnology equities and as a co-manager of the Pictet Biotech Fund, a biotech-equities listed investment vehicle. Dr. Ossipow trained as a postdoctoral fellow in Geneva (Hoffman-La-Roche and Human Frontier Science Program fellow) and at the National Cancer Institute in Bethesda, MD. He completed a Certificate in International Finance and Global Markets at the Georgetown University School of Business and holds an M.S. in computational sciences, an M.S. in molecular biology, and a Ph.D. in molecular biology, all from the University of Geneva. Dr. Ossipow holds a CFA designation (Chartered Financial Analyst) from the CFA Institute.

Jan Van den Bossche. Jan Van den Bossche is a member of Immunic’s supervisory board and is a partner at Immunic’s current shareholder, Fund+ N.V. He holds a master’s degree in applied economic sciences from the KULeuven, Belgium. He worked for more than 12 years as a biotech analyst at Petercam. He was involved in several public and private transactions of Belgian and Dutch Biotech companies, such as ThromoboGenics, Tigenix, UCB, AMT (Uniqure), IBA and MDxHealth. Before Mr. van den Bossche joined Fund+, he was for more than two years part of the investor relations team at the Dutch life sciences and materials sciences company DSM, Geleen, The Netherlands.

Dr. Duane Nash. Dr. Nash joined Immunic in 2012 prior to the stock-for-stock exchange transaction between the Company (then known as Vital Therapies, Inc.) and Immunic AG. He has held various leadership roles at Immunic, including Medical Director, Executive Vice President, Chief Business Officer, President, and Chief Executive Officer, a position he held until April 2019. Prior to joining Immunic, Dr. Nash held various positions at Wedbush PacGrow Life Sciences, an investment bank, where he was employed from March 2009 to March 2012, serving most recently as Senior Vice President in Equity Research. Before that, he was a research analyst at Pacific Growth Equities, an investment bank, from April 2008 through March 2009, which was subsequently acquired by Wedbush Securities, Inc. Dr. Nash also practiced as an attorney from November 2002 to February 2008, most recently at the law firm of Davis Polk, where he focused on intellectual property litigation and corporate matters. Dr. Nash served on the board of directors of Aerpio Pharmaceuticals, Inc. (Nasdaq: ARPO), from 2012 to 2017, and Akebia Therapeutics (Nasdaq: AKBA) from 2013 to 2018. Dr. Nash earned a B.A. in biology from Williams College, an M.D. from Dartmouth Medical School, a J.D. from the University of California, Berkeley, and a M.B.A. from the University of Oxford. Dr. Nash completed his internship in general surgery at the University of California at San Francisco.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The Company is filing updated pro forma financial information required by Item 9.01(b) of Form 8-K, which updates and supersedes in its entirety the pro forma financial information filed as Exhibit 99.4 to the Form 8-K/A on June 21, 2019 and is attached as Exhibit 99.1 hereto.

(d) Exhibits.

Exhibit	Description
3.1*	Amended and Restated Certificate of Incorporation of Immunic, Inc.
3.2*	Third Amended and Restated Bylaws of Immunic, Inc.
5.1*	Opinion of Dentons US LLP
10.1*	Sales Agreement, dated as of July 17, 2019, between SVB Leerink LLC and Immunic, Inc.
10.2*+	Option and License Agreement, dated September 27, 2018, between Immunic AG and Daiichi Sankyo Company, Limited
10.3*+	Asset Purchase Agreement, dated May 13, 2016, between Immunic AG and 4SC AG
10.4*	Form of Indemnification Agreement
10.5*	Vitt Employment Agreement, dated as of March 23, 2016, by and between Dr. Daniel Vitt and Immunic AG
10.6*	Gröppel Employment Agreement, dated as of August 26, 2016, by and between Dr. Manfred Gröppel and Immunic AG
23.1*	Consent of Dentons US LLP (included in Exhibit 5.1)
23.2*	Consent of Baker Tilly Virchow Krause, LLP
99.1*	Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2019 and Statements of Operations of the Company and Former Immunic for the three months ended March 31, 2019 and year ended December 31, 2018

+ Portions of this exhibit, marked by brackets, have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they are both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 17, 2019	Immunic, Inc.

	By:	/s/ Daniel Vitt
Daniel Vitt
Chief Executive Officer